EXHIBIT 10.1
SETTLEMENT AGREEMENT
     This settlement agreement (which, together with the Exhibits hereto, is referred to as the “Settlement Agreement”), dated February 21, 2008, is between General Motors Corporation (“GM”), by and through its attorneys, and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), by and through its attorneys, and the Class Representatives, on behalf of the Class, by and through Class Counsel, in (1) the class action of Int’l Union, UAW, et. al. v. General Motors Corp., Civil Action No. 07-14074 (E.D. Mich. filed Sept. 9, 2007) (“Henry II”), and/or (2) the class action of UAW et al. v. General Motors Corp., No. 05-CV-73991, 2006 WL 891151 (E.D. Mich. Mar. 31, 2006, aff’d, Int’l Union, UAW v. General Motors Corp., 497 F.3d 615 (6th Cir. 2007) (“Henry I”). This Settlement Agreement shall cover and has application to:
     (i) the Class;
     (ii) the Covered Group;
     (iii) the Existing External VEBA;
     (iv) the trustee and committee that administer the Existing External VEBA;
     (v) the UAW;
     (vi) the GM Plan; and
     (vii) GM.
     With regard to GM, the UAW and the Class, this Settlement Agreement: (i) resolves and settles all claims that arise in connection with Henry II; (ii) resolves and settles all claims, motions and other issues pertaining to or remaining in Henry I; (iii) amends, supersedes or otherwise supplants the settlement agreement dated December 16, 2005 approved in Henry I (“Henry I Settlement Agreement”); and (iv) provides the basis upon which the judgment entered March 31, 2006 in Henry I shall be satisfied, superseded or amended as necessary to give full force and effect to the terms of this Settlement Agreement. This Settlement Agreement also resolves and settles any and all claims for GM contributions to the Existing External VEBA, and provides for the termination of the Existing External VEBA and the transfer of all assets and liabilities of the Existing External VEBA to the New VEBA. However, except as otherwise specifically set forth herein, nothing in this Settlement Agreement is intended to alter the eligibility provisions of the GM Plan or to provide GM contributions or benefits to individuals who are not otherwise entitled to such under the GM Plan.
     This Settlement Agreement is subject to approval by the Court and the parties shall request that the Court incorporate the entirety of this Settlement Agreement in the Approval Order. In the event of an inconsistency between this Settlement Agreement and any prior agreements or documents, including the Memorandum of Understanding Post-Retirement Medical Care September 26, 2007 (“MOU”), this Settlement Agreement shall control. In the event of an inconsistency between the body of this Settlement Agreement and the Exhibits hereto, this Settlement Agreement shall control, unless explicitly stated otherwise in this Settlement Agreement.

     This Settlement Agreement recognizes and approves on the basis set forth herein: (i) the amendment of the GM Plan to terminate coverage for and exclude from coverage the Class and the Covered Group; (ii) the division of the Existing Internal VEBA into the UAW Related Account and Non-UAW Related Account and the transfer of the UAW Related Account to the New VEBA; (iii) the termination of participation by the Class and the Covered Group under the Existing Internal VEBA; (iv) the termination of the Existing External VEBA in conjunction with the establishment of the New Plan, and the transfer to the New VEBA of all assets and liabilities of the Existing External VEBA; (v) that all claims for Retiree Medical Benefits incurred on or after the Implementation Date by the Class and the Covered Group, including but not limited to COBRA continuation coverage where such election is or had been made on or after retirement and any coverage provided on a self-paid basis in retirement, shall be solely the responsibility and liability of the New Plan and the New VEBA; (vi) the Committee’s designation under the New Plan and New VEBA as named fiduciary and administrator of the New Plan; (vii) that the New Plan shall replace the GM Plan regarding the provision of Retiree Medical Benefits to the Class and the Covered Group; (viii) that the New VEBA shall receive certain payments as described herein from the Existing Internal VEBA, the Existing External VEBA, and GM; (ix) that GM’s obligation to pay into the New VEBA is fixed and capped as described herein; and (x) that the New VEBA shall serve as the exclusive funding mechanism for the New Plan.
     1. Definitions
     Actuary. The term “Actuary” is defined in Exhibit A to this Settlement Agreement.
     Adjustment Event. The term “Adjustment Event” is defined in Section 13 of this Settlement Agreement.
     Admissions. The term “Admissions” shall mean any statement, whether written or oral, any act or conduct, or any failure to act, that could be used (whether pursuant to Rules 801(d)(2) or 804(b)(3) of the Federal Rules of Evidence, a similar rule or standard under other applicable law, the doctrines of waiver or estoppel, other rule, law, doctrine or practice, or otherwise) as evidence in a proceeding of proof of agreement with another party’s position or proof of adoption of, or acquiescence to, a position that is contrary to the interest of the party making such statement, taking such action, or failing to act.
     Alternative Convertible Note. The term “Alternative Convertible Note” is defined in Section 12.F of this Settlement Agreement.
     Approval Order or Judgment. The terms “Approval Order” or “Judgment” shall mean an order obtained from the Court approving and incorporating this Settlement Agreement in all respects as set forth in Section 28 of this Settlement Agreement. In the event that the Court enters separate orders certifying the Class and approving this Settlement Agreement, the terms “Approval Order” or “Judgment” shall apply to both orders collectively.
     Base Amounts. The term “Base Amounts” shall mean the payment(s) to be made by GM that are specified in Sections 7.D and 8.E of this Settlement Agreement.
     Board of Directors. The term “Board of Directors” shall mean the Board of Directors of GM or any committee established by the Board of Directors.

     Cash Flow Projections. The term “Cash Flow Projections” shall mean the cash flow projections described in Exhibit A to this Settlement Agreement, which is for the purpose of determining whether payment of a Shortfall Amount is required in a given year.
     Class or Class Members. The term “Class” or “Class Members” shall mean all persons who are:
     (i) GM-UAW Represented Employees who, as of October 15, 2007, were retired from GM with eligibility for Retiree Medical Benefits under the GM Plan, and their eligible spouses, surviving spouses and dependents;
     (ii) surviving spouses and dependents of any GM-UAW Represented Employees who attained seniority and died on or prior to October 15, 2007 under circumstances where such employee’s surviving spouse and/or dependents are eligible to receive Retiree Medical Benefits from GM and/or under the GM Plan;
     (iii) UAW retirees of Delphi Corporation (“Delphi”) who as of October 15, 2007 were retired and as of that date were entitled to or thereafter become entitled to Retiree Medical Benefits from GM and/or the GM Plan under the terms of the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated June 22, 2007, Attachment B to the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated June 22, 2007 (without regard to whether any of the conditions described in Section K.2 of such Memorandum of Understanding or Section 2 of such Attachment B occur), or the Benefit Guarantee agreement between GM and the UAW dated September 30, 1999, and their eligible spouses, surviving spouses and dependents of all such retirees;
     (iv) surviving spouses and dependents of any UAW-represented employee of Delphi who attained seniority and died on or prior to October 15, 2007 under circumstances where such employee’s surviving spouse and/or dependents are eligible to receive Retiree Medical Benefits from GM and/or the GM Plan under the terms of the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated June 22, 2007, Attachment B to the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated June 22, 2007 (without regard to whether any of the conditions described in Section K.2 of such Memorandum of Understanding or Section 2 of such Attachment B occur), or the Benefit Guarantee agreement between GM and the UAW dated September 30, 1999;
     (v) GM-UAW Represented Employees or former UAW-represented employees who, as of October 15, 2007, were retired from any previously sold, closed, divested or spun-off GM business unit (other than Delphi) with eligibility to receive Retiree Medical Benefits from GM and/or the GM Plan by virtue of any other agreement(s) between GM and the UAW, and their eligible spouses, surviving spouses, and dependents; and

     (vi) surviving spouses and dependents of any GM-UAW Represented Employee or any UAW-represented employee of a previously sold, closed, divested or spun-off GM business unit (other than Delphi), who attained seniority and died on or prior to October 15, 2007 under circumstances where such employee’s surviving spouse and/or dependents are eligible to receive Retiree Medical Benefits from GM and/or the GM Plan.
     Class Certification Order. The term “Class Certification Order” shall mean the final order entered by the Court as described in Section 28.A of this Settlement Agreement.
     Class Counsel. The term “Class Counsel” shall mean the law firm of Stember, Feinstein, Doyle & Payne, LLC, or its successor.
     Class Representatives. The term “Class Representatives” shall mean Earl L. Henry, Bonnie J. Lauria, Raymond B. Bailey, Theodore J. Genco, Marvin C. Marlow, Charles R. Miller, Laverne M. Soriano, and John Huber.
     Committee. The term “Committee” shall mean the governing body set forth in Section 4.A of this Settlement Agreement that acts on behalf of the EBA and serves as the named fiduciary and administrator of the New Plan, as those terms are defined in ERISA and that is so described in the Trust Agreement.
     Convertible Note. The term “Convertible Note” shall mean the $4.3725 billion aggregate principal amount of 6.75% Series U Convertible Senior Debentures Due December 31, 2012 issued under that Indenture, dated as of January 8, 2008, between GM and the Bank of New York, as Trustee, including all supplemental indentures thereto, substantially in the form attached as Exhibit B to this Settlement Agreement.
     Court. The term “Court” shall mean the United States District Court for the Eastern District of Michigan.
     Covered Group. The term “Covered Group” shall mean:
     (i) all GM Active Employees who have attained seniority as of September 14, 2007, and who retire after October 15, 2007 under the GM-UAW National Agreements, or any other agreement(s) between GM and the UAW, and who upon retirement are eligible for Retiree Medical Benefits under the GM Plan or the New Plan, as applicable, and their eligible spouses, surviving spouses and dependents;
     (ii) all UAW-represented active employees of Delphi or a former Delphi unit who retire from Delphi or such former Delphi unit on or after October 15, 2007, and upon retirement are entitled to or thereafter become entitled to Retiree Medical Benefits from GM and/or the GM Plan or the New Plan under the terms of the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated June 22, 2007, Attachment B to the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated June 22, 2007 (without regard to whether any of the conditions described in Section K.2 of such Memorandum of Understanding or Section 2 of such Attachment B occur), or the Benefit Guarantee agreement between GM and the UAW dated September 30, 1999, and the eligible spouses, surviving spouses and dependents of all such retirees;

     (iii) all surviving spouses and dependents of any UAW-represented employee of Delphi or a former Delphi unit who dies after October 15, 2007 but prior to retirement under circumstances where such employee’s surviving spouse and/or dependents are eligible or thereafter become eligible for Retiree Medical Benefits from GM and/or the GM Plan or the New Plan under the terms of the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated June 22, 2007, Attachment B to the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated June 22, 2007 (without regard to whether any of the conditions described in Section K.2 of such Memorandum of Understanding or Section 2 of such Attachment B occur), or the Benefit Guarantee agreement between GM and the UAW dated September 30, 1999;
     (iv) all former GM-UAW Represented Employees and all UAW-represented employees who, as of October 15, 2007, remain employed in a previously sold, closed, divested, or spun-off GM business unit (other than Delphi), and upon retirement are eligible for Retiree Medical Benefits from GM and/or the GM Plan or the New Plan by virtue of any other agreement(s) between GM and the UAW, and their eligible spouses, surviving spouses and dependents; and
     (v) all eligible surviving spouses and dependents of a GM Active Employee, former GM-UAW Represented Employee or UAW-represented employee identified in (i) or (iv) above who attained seniority on or prior to September 14, 2007 and die after October 15, 2007 but prior to retirement under circumstances where such employee’s surviving spouse and/or dependents are eligible for Retiree Medical Benefits from GM and/or the GM Plan or the New Plan.
     Debt. The term “Debt” shall mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.
     Derivative Contracts. The term “Derivative Contracts” shall mean those various derivative instruments substantially in the forms set forth in Exhibit H.
     Dispute Party. The term “Dispute Party” is defined in Section 26.B of this Settlement Agreement.
     DOL. The term “DOL” shall mean the United States Department of Labor.
     Employees Beneficiary Association or EBA. The term “Employees Beneficiary Association” or “EBA” shall mean the employee organization within the meaning of section 3(4) of ERISA that is organized for the purpose of establishing and maintaining the New Plan, with a membership consisting of the individuals who are members of the Class and the Covered Group, and on behalf of which the Committee acts.
     ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     Existing External VEBA. The term “Existing External VEBA” shall mean the defined contribution – Voluntary Employees’ Beneficiary Association trust established pursuant to the Henry I Settlement Agreement.

     Existing Internal VEBA. The term “Existing Internal VEBA” shall mean the General Motors Welfare Benefit Trust that is funded and maintained by GM.
     Fairness Hearing. The term “Fairness Hearing” is defined in Section 27 of this Settlement Agreement.
     Final Effective Date. The term “Final Effective Date” shall mean the first date after any appeals from, or other challenges to, the Approval Order have been exhausted or the time periods for filing such appeal(s) or challenge(s) have expired, provided that the Final Effective Date shall be deemed to have occurred only if, at such time, (i) the Approval Order has not been disapproved or modified as a result of any appeal(s) or other challenge(s) and (ii) GM has completed, on a basis reasonably satisfactory to GM, its discussions with the Securities and Exchange Commission (“SEC”) regarding the accounting treatment with respect to the New Plan and the New VEBA as set forth in Section 21 of this Settlement Agreement.
     General Motors Asset Management Valuation Policies and Procedures. The term “General Motors Asset Management Valuation Policies and Procedures” shall mean GMAM’s valuation policies and procedures, copies of which have been provided to the UAW and Class Counsel, as the same may be amended from time to time by GMAM (who shall notify the UAW and the Committee about any such intended amendments in a timely manner).
     GM Active Employees. The term “GM Active Employees” shall mean those hourly employees of GM who, as of September 14, 2007 or any date thereafter, are covered by the 2007 GM-UAW National Agreement or are covered by any subsequent GM-UAW National Agreement. For purposes of this definition, “active employee” shall include hourly employees on vacation, layoff, protected status, medical or other leave of absence, and any other employees who have not broken seniority as of September 14, 2007.
     GM Actuary. The term “GM Actuary” is defined in Exhibit A to this Settlement Agreement.
     GMAM. The term “GMAM” shall mean General Motors Asset Management Corporation and its subsidiaries, and as specifically referring to the investment manager for the Existing Internal VEBA, refers to General Motors Investment Management Corporation. GMAM is a wholly owned subsidiary of General Motors Corporation.
     GM Plan. The term “GM Plan” shall mean the collectively bargained General Motors Health Care Program for Hourly Employees as set forth in Exhibit C-1 of the 2007 and prior GM-UAW National Agreements, as applicable to those GM-UAW Represented Employees who had attained seniority prior to September 14, 2007.
     GM-UAW National Agreements. The term “GM-UAW National Agreements” shall mean the agreement(s) negotiated on a multi-facility basis and entered into between GM and the UAW covering GM employees represented by the UAW. The current GM-UAW National Agreement is dated October 15, 2007.
     GM-UAW Represented Employees. The term “GM-UAW Represented Employees” shall mean those individuals who were represented by the UAW in their employment with GM.

     Implementation Date. The term “Implementation Date” shall mean the later of January 1, 2010 or the Final Effective Date.
     Indemnified Party. The term “Indemnified Party” is defined in Section 23 of this Settlement Agreement.
     Indemnification Liabilities. The term “Indemnification Liabilities” is defined in Section 23 of this Settlement Agreement.
     Indemnity Expenses. The term “Indemnity Expenses” is defined in Section 23 of this Settlement Agreement.
     Independent Attestation. The term “Independent Attestation” shall mean an agreed-upon procedures engagement performed for GM, the UAW and the Committee by a nationally recognized independent registered public accounting firm selected by GM and conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board, the subject matter of which would be (a) in the case of an Adjustment Event under Section 13.A(i) of this Settlement Agreement whether the balance of the Existing Internal VEBA and/or specified assets therein have been valued in accordance with the General Motors Asset Management Valuation Policies and Procedures; or (b) in the case of an Adjustment Event under Section 13.A(ii) or (iii) of this Settlement Agreement whether specified assets of the Existing Internal VEBA have been valued in accordance with the General Motors Asset Management Valuation Policies and Procedures. The agreed-upon procedures shall be mutually agreed among the accounting firm, GM and the Committee in connection with any such engagement.
     Independent Audit. The term “Independent Audit” shall mean an audit of the consolidated financial statements of GM performed in accordance with the standards of the Public Company Accounting Oversight Board by the independent registered public accounting firm that has been designated by GM.
     Initial Accounting Period. The term “Initial Accounting Period” shall mean the period before the later of the date that (a) GM determines that its obligations, if any, with respect to the New Plan made available to the Class and Covered Group are subject to settlement accounting as contemplated by paragraphs 90-95 of FASB Statement No. 106, as amended, or its functional equivalent; or (b) GM is no longer obligated to make any further payments or deposits to the New VEBA, including, but not limited to, any Shortfall Amounts.
     Initial Effective Date. The term “Initial Effective Date” shall mean the date on which the Court enters the Approval Order.
     Initial Shortfall Amount. The term “Initial Shortfall Amount” is defined in Section 7.D of this Settlement Agreement.
     Interest. The term “Interest” shall mean an interest rate of 9 percent (9%) per annum (computed on the basis of a 360-day year consisting of twelve 30-day months and the number of days elapsed in any partial month), credited and compounded annually, unless otherwise specified in this Settlement Agreement.

     Limited Liability Company. The term “Limited Liability Company” or “LLC” shall mean LBK, LLC, a Delaware limited liability company created by GM under Section 7.B of this Settlement Agreement for the purpose of holding the Convertible Note and the Short Term Note, entering into and holding the Derivative Contracts, and receiving interest on the Convertible Note as described in this Settlement Agreement.
     Manufacturing Subsidiary. The term “Manufacturing Subsidiary” shall mean any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and (C) in which GM’s investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of U.S. $2,500,000,000 as shown on the books of GM as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include GMAC, LLC and its Subsidiaries (or any corporate successor of any of them) or any other Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to GM or others or which is principally engaged in financing GM’s operations outside the continental United States of America.
     Mitigation. The term “Mitigation” shall have the same meaning as in the Henry I Settlement Agreement.
     Mortgage. The term “Mortgage” shall mean any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.
     National Institute for Health Care Reform or Institute. The term “National Institute for Health Care Reform” or “Institute” is defined in Section 31 of this Settlement Agreement.
     New Plan. The term “New Plan” shall mean the new retiree welfare benefit plan that is the subject of this Settlement Agreement, and that is funded in part by the GM Separate Retiree Account (as defined in the Trust Agreement), which New Plan shall provide Retiree Medical Benefits to the Class and Covered Group.
     New VEBA. The term “New VEBA” shall mean a new trust fund to be established as described in Section 4 of this Settlement Agreement.
     Non-UAW Related Account. The term “Non-UAW Related Account” is defined in Section 6.A of this Settlement Agreeement.
     Notice Order. The term “Notice Order” is defined in Section 27 of this Settlement Agreement.
     Pension Plan. The term “Pension Plan” shall mean the General Motors Hourly-Rate Employees Pension Plan.
     Principal Domestic Manufacturing Property. The term “Principal Domestic Manufacturing Property” shall mean any manufacturing plant or facility owned by GM or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors, is of material importance to the total business conducted by GM and its consolidated affiliates as an entity.

     Retiree Medical Benefits. The term “Retiree Medical Benefits” shall mean all post retirement medical benefits, including but not limited to hospital surgical medical, prescription drug, vision, dental, hearing aid and the $76.20 Special Benefit related to Medicare.
     Short Term Note. The term “Short Term Note” is defined in Section 7.C of this Settlement Agreement.
     Shortfall Amounts. The term “Shortfall Amount” shall mean the payment(s) to be made by GM that are defined in Section 10 of this Settlement Agreement.
     State. The term “State” shall mean any state of the United States.
     Subsidiary. The term “Subsidiary” shall mean any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned by GM, or by one or more Subsidiaries, or by GM and one or more Subsidiaries.
     Temporary Asset Account. The term “Temporary Asset Account” or “TAA” shall mean the temporary account controlled at all times by GM that is established by GM or a wholly owned subsidiary of GM under Section 7.A of this Settlement Agreement for the purpose of holding certain GM payments as described in this Settlement Agreement.
     Trust Agreement. The term “Trust Agreement” shall mean the New VEBA trust agreement the form of which is set forth in Exhibit E to this Settlement Agreement.
     UAW OPEB 12/31/07 Split. The term “UAW OPEB 12/31/07 Split” is defined in Section 6.A of this Settlement Agreement.
     UAW Related Account. The term “UAW Related Account” is defined in Section 6.A of this Settlement Agreeement.
     UAW Releasees. The term “UAW Releasees” shall mean the UAW, the Class Representatives, the Class, Class Counsel, the Covered Group and anyone claiming on behalf of, through or under them by way of subrogation or otherwise.
     Wages/COLA Amount. The term “Wages/COLA Amount” shall mean the payments to be made by GM that are defined in Sections 7.D and 8.F of this Settlement Agreement.
     2. Purpose of New Plan and New VEBA
     The New Plan and the New VEBA will, as of the Implementation Date, be the employee welfare benefit plan and trust that are exclusively responsible for all Retiree Medical Benefits for which GM, the GM Plan and any other GM entity or benefit plan formerly would have been responsible with regard to the Class and the Covered Group. All assets paid or transferred by GM to the New VEBA (including any investment returns thereon) will be credited to a GM Separate Retiree Account and must be used for the exclusive purpose of providing Retiree Medical Benefits to the participants of the New Plan and their eligible beneficiaries, and to defray the reasonable expenses of administering the New Plan, as set forth in the Trust Agreement. All obligations of GM, the GM Plan and any other GM entity or benefit plan for Retiree Medical Benefits for the Class and the Covered Group arising from any agreement(s) between GM and the UAW shall be forever terminated as of the Implementation Date. GM’s sole obligations to the New Plan and the New VEBA are those set forth in this Settlement Agreement. Eligibility rules for the New Plan shall be the same as those currently included in the GM Plan, and may not be expanded.
     3. Factual Investigation and Legal Inquiry and Decision to Settle
     Throughout the 2007 negotiations between GM and the UAW over the terms of a new National Agreement, the parties engaged in extended discussions concerning the impact of rising health care costs on GM’s financial condition and its ability to compete in the North American marketplace. GM provided the UAW with extensive information as to its financial condition and health care expenditures. On behalf of the UAW, a team of investment bankers, actuaries, and legal experts have reviewed GM’s information, and provided the UAW with an assessment as to the state of GM’s financial condition and analyzed the benefits of entering into the MOU. GM officials also met with representatives of the UAW and its team of experts and answered questions and provided further detail, as requested. The UAW and its team of experts have now analyzed, inter alia, the funds necessary to provide ongoing Retiree Medical Benefits through the New Plan and the New VEBA.
     During these discussions, GM asserted, as it had in Henry I, that it has the right to unilaterally modify and/or terminate the health care benefits applicable to its hourly retirees and that, without this Settlement Agreement, GM would exercise its right to terminate the Henry I Settlement Agreement according to its terms as well as exercise its right to unilaterally modify retiree health care benefits. Although the UAW acknowledges GM’s right to terminate the Henry I Settlement Agreement, it continues to assert that the retiree health care benefits are vested and GM does not have the right to unilaterally modify or terminate retiree health care benefits.
     On behalf of the Class, Class Counsel has conducted a substantial factual investigation and legal inquiry prior to entering into this Settlement Agreement. Similar to what was done by the UAW, this included, inter alia, review of GM’s financial information, review and analysis of collective bargaining agreements, relevant health care plan documents, and actuarial information, and review of material on GM’s health care costs. Class Counsel retained experts to review the financial and actuarial information and, with the assistance of these experts, conducted an extensive review of GM’s projected financial condition, GM’s ability to provide Retiree Medical Benefits over the long term, and the proposed New VEBA’s ability to provide Retiree Medical Benefits over the long term with the funds available from the proposed Settlement Agreement. Class Counsel has also thoroughly investigated the law applicable to the Class Members’ claims and has done so considering the collective bargaining agreements and health care plan documents affecting these claims. Class Counsel examined the benefits and certainty to be obtained under the proposed Settlement Agreement for an aging Class, and has considered the costs, risks and delays associated with the prosecution of complex and time-consuming litigation, the likely appeals of any rulings in favor of any party. Class Counsel has considered the fact that, under the proposed Settlement Agreement, the benefits of Henry I through 2011 are preserved. Class Counsel believes that, in consideration of all the circumstances, the proposed settlement embodied in this Settlement Agreement is fair, reasonable, adequate and in the best interest of all members of the Class. Class Counsel participated in the negotiation of this Settlement Agreement.
     4. New Plan and New VEBA
     A. Committee. The Approval Order shall provide that the New Plan and New VEBA, both subject to ERISA, shall be administered by the Committee. The Committee shall be in place within 120 days after the Initial Effective Date. The Committee shall consist of 11 members, 5 of which are to be appointed by the UAW, and 6 independent members. The Approval Order shall designate the initial public members who are set forth in Attachment 1 of Exhibit E to this Settlement Agreement. In the event that any member of the Committee resigns, dies, becomes incapacitated or otherwise ceases to be a member, a replacement member shall be appointed as described in the Trust Agreement.
     B. Establish and Maintain. The EBA, acting through the Committee, shall establish and maintain the New Plan for the purpose of providing Retiree Medical Benefits to the Class and Covered Group as set forth in this Settlement Agreement. The Committee shall begin administering the New Plan so as to be able to provide Retiree Medical Benefits for the Class and Covered Group with respect to claims incurred on or after the Implementation Date. The Committee shall implement the New VEBA at the earlier of (i) the expiration of 180 days following the Initial Effective Date, or (ii) the Implementation Date. The New Plan shall be ERISA-covered and the New VEBA shall meet the requirements of Section 501(c)(9) of the Internal Revenue Code.
     C. Limitation on GM Role. No member of the Committee shall be a current or former officer, director or employee of GM or any member of the GM controlled group; provided however, that a retiree who was represented by the UAW in his/her employment with GM or an employee of GM who is on leave from GM and who is represented by the UAW is not precluded by this provision from serving on the Committee. No member of the Committee shall be authorized to act for GM or shall be an agent or representative of GM for any purpose. Furthermore, GM shall not be a fiduciary with respect to the New Plan or New VEBA, and will have no rights or responsibilities with respect to the New Plan or New VEBA other than as specifically set forth in this Settlement Agreement.
     5. Provision and Scope of Retiree Medical Benefits
     A. Before Implementation Date. With respect to claims incurred prior to the Implementation Date, Retiree Medical Benefits for the Class and the Covered Group will continue to be provided by the GM Plan and the Existing External VEBA at the same level and scope as provided for by the GM Plan and the Existing External VEBA under the Henry I

Settlement Agreement, including Mitigation from the Existing External VEBA (for those entitled to it). The payment by GM and/or the GM Plan of Retiree Medical Benefits for claims incurred prior to the Implementation Date will not reduce GM’s payment obligations to the New Plan and the New VEBA under this Settlement Agreement.
     B. On and After Implementation Date. With respect to claims incurred on and after the Implementation Date, the New Plan and the New VEBA shall have sole responsibility for and be the exclusive source of funds to provide Retiree Medical Benefits for the Class and the Covered Group, including but not limited to COBRA continuation coverage where such election is made after retirement. Neither GM, the GM Plan, the Existing Internal VEBA, nor any other GM person, entity, or benefit plan shall have any responsibility or liability for Retiree Medical Benefits for individuals in the Class or in the Covered Group for claims incurred on or after the Implementation Date. GM’s sole obligations to the New Plan and the New VEBA are those set forth in this Settlement Agreement.
     From the Implementation Date until December 31, 2011, the Retiree Medical Benefits under the New Plan and the New VEBA will continue to be provided at the levels described in the Henry I Settlement Agreement and as set forth in the Trust Agreement, except for the additional monthly contribution attributable to the pension cost pass-through described in Section 15 of this Settlement Agreement. On and after January 1, 2012, the Committee shall have such authority to establish Benefits as described in the Trust Agreement, including raising or lowering benefits. However, in no event may the Committee amend the New Plan or New VEBA to provide benefits other than Retiree Medical Benefits until the expiration of the Initial Accounting Period. The ability of the New Plan and the New VEBA to pay for Retiree Medical Benefits will depend on numerous factors, many of which are outside of the control of UAW, the Committee, the New Plan and the New VEBA, including, without limitation, the investment returns, actuarial experience and other factors.
     C. Amendment of GM Plan and Reimbursement of GM. The Approval Order shall provide that all obligations of GM and all provisions of the GM Plan in any way related to Retiree Medical Benefits for the Class and/or the Covered Group, and all provisions of applicable collective bargaining agreements, contracts, letters and understandings in any way related to Retiree Medical Benefits for the Class and the Covered Group are terminated on the Implementation Date, or otherwise amended so as to be consistent with this Settlement Agreement and the fundamental understanding that all GM obligations regarding Retiree Medical Benefits for the Class and the Covered Group are terminated as set forth in this Settlement Agreement. Summary Plan Descriptions of the GM Plan are amended to reflect the termination of GM and GM Plan responsibilities for Retiree Medical Benefits for the Class and the Covered Group for claims incurred on or after the Implementation Date as set forth herein.
     The New Plan and New VEBA shall reimburse GM or the GM Plan, as applicable, for any Retiree Medical Benefits advanced or provided by GM or the GM Plan with regard to claims incurred by members of the Class and the Covered Group on or after the Implementation Date, including, but not limited to situations where a retirement is made retroactive and the medical claims were incurred on or after the Implementation Date or where GM is notified of an intent by a member of the Class and the Covered Group to retire under circumstances where there is insufficient time to transfer responsibility for Retiree Medical Benefits to the New Plan and GM

or the GM Plan provides interim coverage for Retiree Medical Benefits. To the extent such reimbursement may not be permitted by law, the UAW, the Class, Class Counsel and the Committee will fully cooperate with GM in securing any legal or regulatory approvals that are necessary to permit such reimbursement.
     6. Division of Existing Internal VEBA
     A. UAW Related Account. Effective January 1, 2008 for bookkeeping purposes only, GM will take the necessary steps to divide the Existing Internal VEBA into two bookkeeping accounts. One account will consist of the percentage of the Existing Internal VEBA’s assets as of January 1, 2008 that is equal to the estimated percentage of GM’s hourly OPEB liability covered by the Existing Internal VEBA attributable to Non-UAW represented employees and retirees, their eligible spouses, surviving spouses and dependents (“Non-UAW Related Account”). The second account will consist of the remaining percentage of the assets in the Existing Internal VEBA as of January 1, 2008 (“UAW Related Account”). GM shall use the same actuarial assumptions, generally consistent with past practice, in respect of both the Non-UAW Related Account and the UAW Related Account, for estimating the percentage of GM’s hourly OPEB liability attributable to the Non-UAW Related Account and the UAW Related Account.
     The value of the UAW Related Account as of January 1, 2008 shall be equal to: (i) the percentage of GM’s hourly OPEB liability as of December 31, 2007 attributable to UAW associated employees and retirees, their eligible spouses, surviving spouses and dependents (“UAW OPEB 12/31/07 Split”), multiplied by (ii) the Existing Internal VEBA balance as of December 31, 2007. The UAW OPEB 12/31/07 Split shall be determined based on the percentage of (i) the discounted actuarial cash flows for health care and life insurance of OPEB obligations attributable to UAW associated employees and retirees, their eligible spouses, surviving spouses and dependents, over (ii) the discounted actuarial cash flows for health care and life insurance of the entire GM hourly OPEB liability covered by the Existing Internal VEBA. Both calculations will be made as of December 31, 2007 using the valuation discount rate of the hourly health care obligation of 6.35%.
     The Existing Internal VEBA balance as of December 31, 2007 shall be determined using the December 31, 2007 valuation from State Street Bank and Trust, which shall be based on the existing General Motors Asset Management Valuation Policies and Procedures. GM’s hourly OPEB obligation as of December 31, 2007 shall be determined in accordance with generally accepted accounting principles in the United States, including Statement of Financial Accounting Standards 106 and 158.
     Both the determination of the Existing Internal VEBA balance as of December 31, 2007 and the GM hourly OPEB obligation as of December 31, 2007 shall be final and binding on GM, the UAW, the Committee, the Class Representatives, the Class, the Covered Group and Class Counsel for purposes of this Settlement Agreement upon an Independent Audit. The determination of the Existing Internal VEBA balance as of December 31 of each succeeding year shall also be final and binding on GM, the UAW, the Committee, the Class Representatives, the Class, the Covered Group and Class Counsel for purposes of this Settlement Agreement upon an Independent Audit of each respective succeeding year.

     Utilizing the process referenced above, GM has determined that the UAW OPEB 12/31/07 Split is 92.6 percent. GM shall provide the UAW and Class Counsel as soon as possible with background information and work papers used to determine the UAW OPEB 12/31/07 Split. Thereafter, the UAW and Class Counsel shall advise GM as soon as practicable after receipt of such materials of any concerns regarding GM’s calculation. If any concerns are identified regarding GM’s calculation, the parties will meet, confer and resolve any concerns by March 3, 2008 so that the face amount of the Short Term Note is set by such date.
     B. Investment of Assets. GMAM will continue to oversee the investment of the assets in the Existing Internal VEBA (both in the Non-UAW Related Account and the UAW Related Account) and all such assets shall continue to be invested under the existing investment policy (as may be amended from time to time by GM who shall notify the UAW and the Committee about intended amendments in a timely manner) applicable to the Existing Internal VEBA. Investment returns, net of Existing Internal VEBA trust expenses (this shall only include expenses to the extent permitted by ERISA), on all assets of the Existing Internal VEBA on and after January 1, 2008 will be applied to these accounts proportionally in relation to the value of the assets in the UAW Related Account in relation to the total amount of assets in the Existing Internal VEBA. In other words, investment returns (i.e., the percentage return on the total Existing Internal VEBA), net of Existing Internal VEBA trust expenses (this shall only include expenses to the extent permitted by ERISA), will be applied to the value of the UAW Related Account and separately to the value of the Non-UAW Account (as adjusted to reflect any withdrawals by GM). However, neither GM nor GMAM guarantee or warrant the investment returns on the assets in the Existing Internal VEBA.
     C. Disposition of Assets. No amounts will be withdrawn by GM from the UAW Related Account, including its investment returns, from January 1, 2008 until transfer to the New VEBA under Section 12 or termination of this Settlement Agreement under Section 30 of this Settlement Agreement. GM will retain any and all rights to withdraw amounts from the Non-UAW Related Account, subject to the rights of the UAW and the Committee pursuant to Section 13 of this Settlement Agreement. If the Final Effective Date occurs, GM will cause the pro rata share attributable to the UAW Related Account of all assets in the Existing Internal VEBA, including investment returns thereon, net of a pro rata share of trust expenses (this shall only include expenses to the extent permitted by ERISA) not previously taken into account in determining investment returns, to be transferred from the Existing Internal VEBA to the New VEBA as set forth in Sections 8.A and 12.B of this Settlement Agreement. GMAM and the Committee shall enter into discussions in advance of such transfer with regard to the method of allocating, transfering and/or otherwise handling any illiquid or otherwise non-transferable investments in the Existing Internal VEBA so as to preserve as much as possible the economic value of such investments and minimize any losses due to the liquidation of assets. Such discussions shall be completed by June 30, 2009. The determinations made by GMAM as a product of these discussions with the Committee regarding the way to transfer illiquid or otherwise non-transferable investments in the Existing Internal VEBA shall be final and binding on GM, the UAW, the Committee, the Class Representatives, the Class, the Covered Group and Class Counsel.

     7. Temporary Asset Account and Limited Liability Company
     A. Creation of TAA. Prior to April 1, 2008, GM shall establish the TAA to be held by GM or a wholly owned subsidiary thereof. Subject to termination of this Settlement Agreement, the sole purpose of the TAA is to serve as tangible evidence of the availability of assets equal to the sum that GM agrees to pay on the Implementation Date to the New VEBA in this Settlement Agreement. Neither the TAA nor the assets therein shall be used for any purposes other than as set forth in this Settlement Agreement. GM shall keep true and correct books and records regarding the assets held in the TAA as well as all amounts credited to and debited against the TAA, including investment returns.
     B. Creation of LLC. As of the date of this Settlement Agreement, GM has created LBK, LLC, a Delaware limited liability company (“LLC”) to hold the Convertible Note and the Short Term Note, enter into and hold the Derivative Contracts, and receive interest on the Convertible Note. Interest on the Convertible Note will be deposited in the TAA in accordance with Section 7.D of this Settlement Agreement. Subject to termination of this Settlement Agreement, the sole purpose of the LLC is to hold the Convertible Note and the Short Term Note and enter into and hold the Derivative Contracts, which serve as tangible evidence of the availability of assets equal to the Convertible Note, the Short Term Note and the Derivative Contracts that GM agrees to pay and/or transfer on or after the Implementation Date to the New VEBA as provided in this Settlement Agreement. The LLC shall engage in no activities other than holding the notes, entering into and holding the Derivative Contracts, and transferring the Convertible Note, the Derivative Contracts and the amounts payable under the Short Term Note to the New VEBA. The LLC shall not exercise any conversion rights under the Convertible Note. The LLC shall not agree to any amendments to the Convertible Note or the Derivative Contracts without the consent of the Committee. Subject to termination of this Agreement, neither GM nor the LLC will terminate the Derivative Contracts before their transfer to the New VEBA. If any of the events specified in Section 1(a) of the Convertible Note occur prior to the transfer of the Convertible Note and the Derivative Contracts to the New VEBA, the parties will meet and discuss an appropriate alternative (if any) which provides equivalent economic value to the New VEBA taking into account the impact (if any) of such event(s) on the Convertible Note and the Derivative Contracts. If any of the events specified in clauses (iii) – (vi) of Section 1(a) of the Convertible Note occur after the transfer of the Convertible Note and the Derivative Contracts to the New VEBA, the parties will meet and discuss an appropriate alternative (if any) which provides equivalent economic value to the New VEBA taking into account the impact (if any) of such event(s) on the Derivative Contracts for which the New VEBA is acting in the capacity of “Buyer” and “Counterparty” under and as defined in the Derivative Contracts. Promptly after creation of the LLC, GM shall cause the LLC to execute and deliver an instrument of accession in which it agrees to be bound by and to perform the provisions of Sections 7, 8 and 12 of this Settlement Agreement to the extent applicable to the LLC.
     C. GM Deposits in LLC. GM shall make the following deposits in the LLC during the time period from January 1, 2008 to termination of the TAA.
(i) Convertible Note. GM shall issue the Convertible Note to the LLC on February 22, 2008 or as soon as reasonably practicable thereafter. GM hereby represents that, since September 26, 2007, no event has occurred that would have given rise to an adjustment of the Conversion Rate (as defined in the Convertible Note) pursuant to Section 3 of the Convertible Note if such event had occurred after the issuance of the Convertible Note and GM agrees to adjust the initial Conversion Rate included in the form attached hereto as Exhibit B accordingly if such an event occurs prior to the issuance of the Convertible Note. Notwithstanding any provisions in the Convertible Note to the contrary, GM shall (x) not be entitled to exercise the right to redeem the Convertible Note on or after January 1, 2011, pursuant to the first paragraph of Section 5 of the Convertible Note, unless the Implementation Date has occurred and the Convertible Note has been transferred to the New VEBA in accordance with Sections and 8.C. and 12.F. of this Settlement Agreement, and (y) only be entitled to make a Termination Redemption (as defined in the Convertible Note) upon termination of the TAA and LLC as provided in Section 7.G of this Settlement Agreement or upon determination of an appropriate alternative to transferring the Convertible Note or the Alternative Convertible Note to the New VEBA as provided in Section 22 of this Settlement Agreement which is satisfactory to the UAW and Class Counsel.
(ii) Short Term Note. GM shall issue to the LLC a short term note, substantially in the form attached as Exhibit C to this Settlement Agreement, with the face amount of $4,015,187,871.00 (the difference between $18.5 billion and the estimated value of the UAW Related Account on January 1, 2008 (“Short Term Note”), as may be amended in accordance with Section 6.A). The Short Term Note shall carry Interest on such face amount from and including the date of the Short Term Note to, but excluding, the date of payment to the New VEBA pursuant to Sections 8.B and 12.E. The parties agree that $1 billion of the Short Term Note represents the present value of the COLA adjustments agreed to by GM and the UAW with respect to the time period between December 1, 2007 and September 1, 2011 of up to four cents per hour per quarter and continued in perpetuity, and another $1.5 billion of the Short Term Note represents GM’s agreement to pre-fund what would have been the impact of providing a 3% general wage increase to UAW represented employees in 2009.
     D. GM Deposits in TAA. GM shall make the following deposits in the TAA during the time period from January 1, 2008 to termination of the TAA.
(i) Shortfall Amount. On April 1, 2008 or as soon as reasonably practicable thereafter, GM shall deposit in the TAA $165 million (“Initial Shortfall Amount”) plus Interest on such amount from and including April 1, 2008 to, but excluding, the date of deposit. The Initial Shortfall Amount represents the Shortfall Amount payable to the TAA on April 1, 2008 as set forth in the Shortfall Amount column of the amortization schedule in Exhibit D to this Settlement Agreement. If prior to the Implementation Date any additional Shortfall Amount payment is required pursuant to Section 10 and the Shortfall Amount column of the amortization schedule in Exhibit D to this Settlement Agreement, such Shortfall Amount payment will also be made by GM to the TAA. At all times, these payments shall be subject to GM’s right to pre-fund all then-remaining Shortfall Amount payments by paying the applicable Buyout Amount set forth in the Shortfall Amount column of the amortization schedule in Exhibit D.

(ii) Interest on Convertible Note. On June 30, 2008, GM shall cause the LLC to deposit $147,571,875 in the TAA. This amount represents the first 6.75% interest payment payable under the terms of the Convertible Note plus an amount representing a 6.75% return on the principal amount of the Convertible Note from January 1, 2008 to the date of the Convertible Note. If $147,571,875 is not deposited in the TAA on June 30, 2008, Interest shall accrue on such amount from and including June 30, 2008 to but excluding the date of deposit. If prior to the Implementation Date any additional interest payments are payable under the terms of the Convertible Note, GM shall cause the LLC to make such payments to the TAA.
(iii) Henry I Increase in Stock Value and Dividends. On September 1, 2009, GM shall pay to the TAA (i) the difference between $240 million and the aggregate amount of the payments related to the “Increase in Stock Value” and “Dividends” as set forth in section 13.D and 13.E of the Henry I Settlement Agreement plus (ii) Interest (x) on $240 million from and including January 1, 2008 to but excluding the date, if any, on which GM makes a cash contribution related to the “Increase in Stock Value” and “Dividends,” and thereafter (y) on the difference between $240 million (plus Interest accrued pursuant to clause (x) through the date of any applicable cash contribution) and the aggregate of any such cash contributions made from and including the date of each such cash contribution in each case to but excluding the date of the following cash contribution, if any, or September 1, 2009 whichever is earlier. Any payments under this Section 7.D(iii) are further subject to provisions set forth in Section 11 of this Settlement Agreement.
(iv) Additional Deposits in TAA. As soon as reasonably practicable following the Initial Effective Date, GM will make the following additional deposits in the TAA.
(a)  Base Amount. A lump sum payment of $1.8 billion plus Interest from January 1, 2008 to the date of deposit in the TAA, or, in GM’s discretion, as set forth in the Base column of the amortization schedule in Exhibit D to this Settlement Agreement, annual payments and/or a Buyout Amount as applicable to the time period up to the date of transfer of the TAA to the New VEBA under Section 12.D of this Settlement Agreement; provided that GM specifically reserves the right to pre-fund all then-remaining Base Amount payments by paying the applicable Buyout Amount set forth in Exhibit D.
(b) Wages/COLA Amount. A lump sum payment of $3.8 billion (which represents the present value of the future Henry I wage deferrals described in Section 9.A of this Settlement Agreement), plus Interest from January 1, 2008 to the date of deposit in the TAA, or, in GM’s discretion, as set forth in the Wages/COLA column of the amortization schedule in Exhibit D to this Settlement Agreement, annual payments and/or a Buyout Amount as applicable to the time period up to the date of transfer of the TAA to the New VEBA under Section 12.D of this Settlement Agreement; provided that GM specifically reserves the right to pre-fund all then-remaining Wages/COLA payments by paying the applicable Buyout Amount set forth in Exhibit D. Any such Wages/COLA payments shall be reduced by the value of the wage and COLA deferrals paid or payable by GM to the Existing External VEBA pursuant to the terms of Henry I Settlement Agreement (with Interest on such deferrals) from January 1, 2008 until the date of deposit by GM of a Wages/COLA payment into the TAA.
     E. Derivative Contracts. As soon as reasonably practicable after issuance of the Convertible Note, GM and the LLC shall enter into the Derivative Contracts which shall be held by the LLC as provided for in Section 7.B of this Settlement Agreement.
     F. Control of TAA and LLC. Control of the TAA and the LLC and all the assets therein shall be solely within GM’s discretion. GM agrees to retain GMAM to oversee the investment of the assets in the TAA. To the extent practicable given the differences in time horizon and other investment parameters, GMAM shall invest the assets in the TAA in a manner that is consistent with the investment policy of the Existing Internal VEBA. However, neither GM nor GMAM guarantee or warrant the investment returns on the assets in the TAA and/or LLC.
     G. Termination of TAA and LLC. If the Final Effective Date does not occur because (a) the Approval Order has not been entered as described in Section 28.B, (b) the Approval Order has been disapproved or modified, or (c) GM has not completed, on a basis reasonably satisfactory to GM, its discussions with the SEC regarding the accounting treatment with respect to the New Plan and New VEBA as set forth in Section 21 of this Settlement Agreement, or (d) this Settlement Agreement has been terminated for any other reason as provided in Section 30 of this Settlement Agreement, the TAA and LLC shall be terminated. In addition, if the Final Effective Date has not occurred by December 31, 2011, the TAA and LLC shall be terminated; provided however, that this date may be extended by agreement between GM, the UAW and Class Counsel. Upon termination of the TAA and LLC for any reason, GM may use the assets of the TAA and LLC for any corporate purpose.
     H. Communications Regarding Investment Results. GM agrees to cause GMAM to periodically inform and hold discussions with the UAW, Class Counsel and the Committee about the investment results of and decisions regarding the assets in the TAA and the Existing Internal VEBA. GMAM shall, with respect to the performance of its duties in managing the Existing Internal VEBA and the TAA, participate in the following meetings and provide the following reports to the UAW and the Committee: (i) quarterly reports of TAA and Existing Internal VEBA asset class and benchmark performance for relevant time periods; and (ii) semi-annual or quarterly meetings with UAW and/or Committee representatives to report on TAA and Existing Internal VEBA returns and analysis of performance, and to review significant activities affecting investments. Any input from the UAW, Class Counsel and/or the Committee shall not be a basis of GM’s or GMAM’s investment decisions within the meaning of the DOL regulations set forth at 29 CFR § 2510-3.21(c).
     8. GM Payments to New Plan and New VEBA
     GM’s financial obligation and payments to the New Plan and New VEBA are fixed and capped by the terms of this Settlement Agreement. The timing of all payments to the New VEBA shall be as set forth in Section 12 of this Settlement Agreement; it being agreed and acknowledged that the New Plan, funded by the New VEBA, shall provide Retiree Medical Benefits for the Class and the Covered Group on and after the Implementation Date, and that all obligations of GM and the GM Plan for Retiree Medical Benefits for the Class and the Covered Group shall terminate as of the Implementation Date, as set forth in this Settlement Agreement. All assets shall be transferred or paid by GM free and clear of any liens, claims or other encumbrances. Pursuant to this Settlement Agreement, GM shall have the following, and only the following, obligations to the New VEBA and the New Plan, and all payments and transfers in this Section 8 and in Sections 9 through 11 of this Settlement Agreement shall be credited to the GM Separate Retiree Account of the New VEBA:
     A. UAW Related Account. Provide for the transfer to the New VEBA of the assets (or, with regard to any illiquid or otherwise non-transferable investments, equivalent alternatives resulting from discussions between GMAM and the Committee pursuant to Section 6.C of this Settlement Agreement) of the UAW Related Account in the Existing Internal VEBA, net of Existing Internal VEBA trust expenses (this shall only include expenses to the extent permitted by ERISA), as described in Section 12.B of this Settlement Agreement.
     B. Short Term Note. GM shall cause the LLC to pay to the New VEBA $4,015,187,871.00 in cash (which amount is equal to the face amount of the Short Term Note), plus cash in an amount equal to the Interest accrued on such amount from and including the date of the Short Term Note to, but excluding, the date of deposit in the New VEBA, as described in Section 12.E of this Settlement Agreement.
     C. Convertible Note. Cause the LLC to transfer to the New VEBA the Convertible Note issued to the LLC or, at GM’s option, issue to the New VEBA the Alternative Convertible Note, as described in Section 12.F of this Settlement Agreement. In the event that the transfer of the Convertible Note (or the issuance of the Alternative Convertible Note) to the New VEBA occurs subsequent to a Record Date and on or prior to the Interest Payment Date (as such terms are defined in the Convertible Note), GM shall cause the LLC to transfer to the New VEBA immediately upon receipt the interest payment that the LLC will receive that corresponds to such Interest Payment Date. GM shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in requesting the issue or transfer of the Convertible Note or Alternative Convertible Note to the New VEBA.
     D. Interest on Convertible Note. Transfer to the New VEBA the assets in the TAA that represent the value in the TAA, as of the date of transfer to the New VEBA, of the interest paid on the Convertible Note, and the investment returns thereon, net of expenses (but limited to those expenses that could be charged under ERISA if the TAA was a plan subject to ERISA), or at GM’s option cash in lieu of some or all of these assets in the TAA. Thereafter, pay to the New VEBA any additional interest amounts due under the terms of the Convertible Note.
     E. Base Amount. Transfer to the New VEBA the assets in the TAA that represent the value in the TAA, as of the date of transfer to the New VEBA, of the Base Amount described in Section 7.D of this Settlement Agreement and the investment returns thereon, net of expenses (but limited to those expenses that could be charged to the TAA under ERISA if the TAA was a plan subject to ERISA), or at GM’s option cash in lieu of some or all of these assets in the TAA. Thereafter, subject to GM’s option to buy out the Base Amount at any time, pay an annual Base Amount to the New VEBA as set forth in Exhibit D to this Settlement Agreement. In addition, GM may at any time request to make a partial pre-payment of a Buyout Amount of the Base

Amount on terms that provide economically equivalent present value to the New VEBA, provided that such partial pre-payment shall be made only if mutually agreed between GM and the Committee. The Committee shall be entitled to accept or reject any such request in its sole discretion.
     F. Wages/COLA Amount. Transfer to the New VEBA the assets in the TAA that represent the value in the TAA, as of the date of transfer to the New VEBA of the Wages/COLA Amount described in Section 7.D of this Settlement Agreement and the investment returns thereon, net of expenses (but limited to those expenses that could be charged to the TAA under ERISA if the TAA was a plan subject to ERISA), or at GM’s option cash in lieu of some or all of these assets. Thereafter, subject to GM’s option to buyout the Wages/COLA Amount at any time, pay an annual Wages/COLA Amount to the New VEBA as described in Section 9 and Exhibit D to this Settlement Agreement. In addition, GM may at any time request to make a partial pre-payment of a Buyout Amount of the Wages/COLA Amount on terms that provide economically equivalent present value to the New VEBA, provided that such partial pre-payment shall be made only if mutually agreed between GM and the Committee. The Committee shall be entitled to accept or reject any such request in its sole discretion.
     G. Shortfall Amount. Transfer to the New VEBA the assets in the TAA that represent the value in the TAA, as of the date of transfer to the New VEBA, of the Initial Shortfall Amount and any additional Shortfall Amount payment(s) described in Section 7.D of this Settlement Agreement made to the TAA and the investment returns thereon, net of expenses (but limited to those expenses that could be charged to the TAA under ERISA if the TAA was a plan subject to ERISA), or at GM’s option cash in lieu of some or all of these assets. Thereafter, subject to GM’s option to buy out the Shortfall Amount at any time, pay an annual Shortfall Amount to the New VEBA as described in Section 10 and Exhibit D to this Settlement Agreement.
     H. Final Henry I Cash Contribution. GM’s final cash payment of $1 billion required by section 13.A of the Henry I Settlement Agreement will continue to be payable by GM as set forth in the Henry I Settlement Agreement and judgment. The Approval Order shall provide that such payment will be made to the New VEBA, rather than the Existing External VEBA, if the payment is payable after the Implementation Date.
     I. Henry I Increase in Stock Value and Dividends. Transfer to the New VEBA the assets in the TAA that represent the value in the TAA, as of the date of transfer to the New VEBA, of the Henry I Increase in Stock Value and Dividends payment described in Section 7.D of this Settlement Agreement, if any, and the investment returns thereon, net of account expenses (but limited to those expenses that could be charged to the TAA under ERISA if the TAA was a plan subject to ERISA), or at GM’s option cash in lieu of some or all of these assets.
     J. Derivative Contracts. Cause the LLC to transfer to the New VEBA the Derivative Contracts held by the LLC as described in Section 12.F of this Settlement Agreement.
     The payments described in this Section 8 are subject to reduction for the amounts set forth in Sections 11 and 12.A of this Settlement Agreement.

     9. Wage and COLA Deferrals
     A. Impact on Henry I Wage and COLA Deferral. GM will continue to deposit into the Existing External VEBA the wage and COLA deferrals set forth in Section 13.C. of the Henry I Settlement Agreement (including all COLA subtraction and non-payment of the September 18, 2006 general increase to the hourly wage rate) until the Initial Effective Date. The Wages/COLA Amount set forth in Sections 7.D and 8.F and Exhibit D to this Settlement Agreement represent the future wage deferral cash flow impact of such wage and COLA deferrals from the Henry I settlement and judgment. As a result of GM agreeing to deposit into the TAA and pay to the New VEBA such Wages/COLA Amount, the Approval Order shall provide that as of the Initial Effective Date (i) GM will no longer be required to make deposits of the wage and COLA deferrals from Henry I into the Existing External VEBA, (ii) the Wages/COLA Amount paid by GM pursuant to this Settlement Agreement shall be in full satisfaction of any and all of GM’s obligations under Section 13.C of the Henry I Settlement Agreement and the provisions of the judgment in Henry I regarding wage and COLA deferrals, (iii) GM will have no further obligations as to such payments or contributions to the Existing External VEBA, and (iv) the Henry I wage and COLA deferrals will inure thereafter solely to the benefit of GM and continue in perpetuity increasing at $0.02 per hour per quarter as described in Section 13.C of the Henry I Settlement Agreement.
     If the TAA is terminated prior to the Final Effective Date, GM shall contribute cash to the Existing External VEBA in an amount equal to the amount that would have otherwise been contributed to the Existing External VEBA pursuant to the terms of the Henry I Settlement Agreement between the Initial Effective Date and the date of termination of the TAA, plus an amount equal to the investment returns that would have been earned on such amounts, at the rate equal to the overall investment return of the Existing External VEBA for the respective period, if such amounts had been contributed to the Existing External VEBA in accordance with the terms of the Henry I Settlement Agreement, and obligations pursuant to the Henry I Settlement Agreement will be reinstated.
     B. 2009 Wage Deferral. In negotiating the MOU and 2007 GM-UAW National Agreement, GM and UAW agreed that there shall be no general increase to the hourly wage rate for GM Active Employees in 2009 regardless of whether or not the Final Effective Date occurs. As a result, GM agreed to include in the Short Term Note the $1.5 billion referred to in Section 7.C of this Settlement Agreement. This $1.5 billion represents the future impact of a 3% wage increase in 2009 for GM Active Employees. If the Final Effective Date does not occur, the wage increase will not be reinstated.
     C. 2007 COLA Diversion. In negotiating the MOU and 2007 GM-UAW National Agreement, GM and UAW also agreed that, effective with the December 1, 2007 COLA adjustment and ending September 1, 2011, up to four cents ($0.04) per hour per quarter will be diverted from COLA otherwise calculated for GM Active Employees. These deferred amounts will inure solely to the benefit of GM and will not be reinstated after September 1, 2011 but will continue to be deferred in perpetuity. As a result, GM agreed to include in the Short Term Note the $1 billion referred to in Section 7.C of this Settlement Agreement. This $1 billion represents the future cash flow impact of this 2007 COLA diversion. If the Final Effective Date does not occur, the cumulative effect of four cents ($0.04) per hour per quarter of COLA will be reinstated and GM and the UAW will agree on the disposition of such COLA adjustment.

     10. Shortfall Amounts
     If in 2009 or any year thereafter, the Cash Flow Projection as set forth in Exhibit A to this Settlement Agreement shows that the GM account or sub-account of the New VEBA will become insolvent within 25 years following the January 1 immediately preceding such Cash Flow Projection, GM shall pay to the New VEBA (or the TAA for periods prior to the Implementation Date) by April 1 of that year $165 million per occurrence (“Shortfall Amount”); provided however, that the maximum number of Shortfall Amount payments, excluding the Initial Shortfall Amount on April 1, 2008, shall be nineteen (19). Beginning in 2009, for any year in which the Cash Flow Projection shows that the GM account or sub-account of the New VEBA will maintain solvency for at least 25 years beyond the January 1 immediately preceding such Cash Flow Projection, no Shortfall Amount payment will be required. Further, GM reserves the right to pre-pay, at any time, all then-remaining future possible annual Shortfall Amounts by paying the applicable Buyout Amount (which represents the present value of the remaining possible Shortfall Amount payments as of January 1 of the year of the buyout, plus Interest from January 1 until the date of the buyout amount) as shown in the amortization schedule for Shortfall Amount in Exhibit D to this Settlement Agreement.
     11. Other Payments to Existing External VEBA
     The Approval Order shall provide that any obligation of GM related to the amounts called for in the “Benefit Change Profits” or the “Incremental Amount,” as set forth and defined in section 13.B of the Henry I Settlement Agreement, shall cease upon the Initial Effective Date. In the event that any amounts related to such items have been paid by GM to the Existing External VEBA prior to the Final Effective Date, the required payments set forth in Section 8 of this Settlement Agreement will be reduced by such amount plus interest at 6% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months and the number of days elapsed in any partial month), credited and compounded annually.
     The Approval Order shall also provide that if the aggregate amount of the payments related to “Increase in Stock Value” and “Dividends” as set forth in section 13.D and 13.E of the Henry I Settlement Agreement is less than $240 million, then GM will pay to the New VEBA on September 1, 2009 the amounts set forth in Section 7.D(iii) of this Settlement Agreement.
     If the aggregate amount of the payments related to “Increase in Stock Value” and “Dividends” as set forth in section 13.D and 13.E of the Henry I Settlement Agreement is more than $240 million, GM shall deduct from the amount required to be transferred from the TAA to the New VEBA under Sections 8 and 12 of this Settlement Agreement (i) the amount of aggregate cash payments paid to the Existing External VEBA in excess of $240 million plus (ii) Interest on the portion of the first such cash payment that resulted in the aggregate exceeding $240 million from and including the date of its payment and on the amount of each of the following cash payments from and including their respective payment dates, in each case to but excluding the date of transfer of the amounts from the TAA to the New VEBA under Sections 8 and 12 of this Settlement Agreement.

     12. Sequencing of Initial Deposits to the New VEBA and Termination of Existing External VEBA, LLC and TAA
     The initial deposits to the New VEBA shall be made and credited to the GM Separate Retiree Account, and the Existing External VEBA and TAA shall be terminated, as provided below.
     A. Deposit No. 1: Within 30 days of the Initial Effective Date or the establishment of the New VEBA, whichever is later, GM shall cause a transfer of $1 million from the TAA to the New VEBA. Thereafter, and until the Implemenation Date, within 30 days of any request by the Committee, GM shall cause the transfer of such additional amount as the Committee shall request, provided that there shall be no more than five such requests prior to the Implementation Date and the aggregate of all such transfers, including the initial transfer, shall not exceed $20 million. Such amounts shall represent an advance to the New VEBA to cover reasonable and necessary preparatory expenses incurred by the New Plan or New VEBA in anticipation of the transition of responsibility for Retiree Medical Benefits as of the Implementation Date as set forth in Section 5 of this Settlement Agreement. These advance payments shall not increase or add to the amounts GM has agreed to pay under this Settlement Agreement.
     B. Deposit No. 2. Within 10 business days after the Implementation Date, GM shall direct the trustee of the Existing Internal VEBA to transfer to the New VEBA the UAW Related Account’s share of assets in the Existing Internal VEBA, the amount of which shall be determined as provided in Section 6 of this Settlement Agreement. The Approval Order shall provide that, upon such transfer, the Existing Internal VEBA shall be deemed to be amended to terminate participation and coverage regarding Retiree Medical Benefits for the Class and the Covered Group, effective as of the Implementation Date. Accruals for trust expenses (this shall only include expenses to the extent permitted by ERISA) through the date of transfer will be made and an amount equal to the UAW Related Account’s share of such accruals will be retained within the Existing Internal VEBA to pay such expenses. After payment of these trust expenses is completed, a reconciliation of the accruals and the actual expenses (this shall only include expenses to the extent permitted by ERISA) will be performed. GM agrees to cause the payment to the New VEBA by the Existing Internal VEBA of any overaccruals for the UAW Related Account’s share of such expenses. Similarly, in the event of an underaccrual the New VEBA will return to the Existing Internal VEBA the amount of the underaccrual of expenses for the UAW Related Account.
     C. Deposit No. 3. The Approval Order shall direct the committee and the trustees of the Existing External VEBA to transfer all assets and liabilities into the New VEBA and terminate the Existing External VEBA within 15 days after the Implementation Date. This transfer of assets and liabilities shall include, but not be limited to, the transfer of all rights and obligations granted to or imposed on the Existing External VEBA under Section 14.C(e) of the Henry I Settlement Agreement and GM agrees that, following the Implementation Date, the New VEBA shall be substituted for the Existing External VEBA for such purposes.
     D. Deposit No. 4. The balance in the TAA as of the date of transfer, or at GM’s discretion, cash in lieu of some or all of the assets in the TAA as of the date of transfer, shall be paid to the New VEBA before the 20th business day after the Implementation Date. If GM elects to pay cash in lieu of some or all of the investments in the TAA, the cash GM will pay shall include an amount equivalent to accrued and unpaid interest and dividends on such investments net of reasonable liquidation costs. Accruals for expenses (but limited to those expenses that could be charged to the TAA under ERISA if the TAA was a plan subject to ERISA) through the date of transfer will be made and an amount equal to the TAA’s share of such accruals will be retained within the TAA to pay such expenses. After payment of these expenses is completed, a reconciliation of the accruals and the actual expenses (but limited to those expenses that could be charged to the TAA under ERISA if the TAA was a plan subject to ERISA) will be performed. GM agrees to cause the payment to the New VEBA by the TAA of any overaccruals for the TAA’s share of such expenses. Similarly, in the event of an underaccrual the New VEBA will return to the TAA, or to GM, as applicable, the amount of the underaccrual for the TAA’s share of the expenses.
     E. Deposit No. 5. On or before the 20th business day after the Implementation Date, GM shall cause the LLC to pay to the New VEBA in cash the face value of the Short Term Note, plus cash in an amount equal to the Interest accrued on such amount from and including the date of the Short Term Note to, but excluding, the date of payment to the New VEBA.
     F. Transfer of Convertible Note and Derivative Contracts. GM will cause the LLC to transfer the Convertible Note and the Derivative Contracts to the New VEBA after Payments No. 4 and No. 5 have been made, within 25 business days after the Implementation Date if no legal or regulatory approvals are required, or within 10 business days of securing final legal or regulatory approval. In lieu of causing the LLC to transfer the Convertible Note, GM, in its sole discretion, may elect to transfer to the New VEBA a convertible note containing economic terms and conditions identical to those of the Convertible Note (“Alternative Convertible Note”), including accrued interest. The transfer of the Convertible Note or the Alternative Convertible Note and the Derivative Contracts will only occur as permitted by law. GM and/or the New Plan, as applicable, will apply for any necessary legal or regulatory approvals, including but not limited to the prohibited transaction exemptions described in Section 22 of this Settlement Agreement and any required federal or state bank regulatory approvals. The UAW, the Class and Class Counsel will support and cooperate with any such requests for legal or regulatory approvals. If GM and the New VEBA cannot timely obtain necessary legal or regulatory approvals, the parties will meet and discuss appropriate alternatives to the transfer of the Convertible Note that provide equivalent economic value to the New VEBA. Notwithstanding the foregoing, any transfer of the Convertible Note or Alternative Convertible Note will be conditioned upon execution and delivery by the New VEBA of a Security Holder and Registration Rights Agreement substantially in the form of Exhibit F to this Settlement Agreement.
     The parties acknowledge that, upon completion of GM’s transfer of the assets in the TAA to the New VEBA as contemplated by this Settlement Agreement, no assets should remain in the TAA and the TAA shall be terminated. If, however, assets remain in the TAA as the result of GM’s exercise of its option to transfer cash in lieu of TAA assets, GM’s deduction for payments related to the Increase in Stock Value and Dividends under Section 11 of this Settlement Agreement, or other deductions permitted under this Settlement Agreement, then GM may thereafter use or dispose of such assets, including any investment returns thereon, for any corporate purpose. After deposit Nos. 4 and 5 have been made and after transfer of the

Convertible Note or transfer of the Alternative Convertible Note and the Derivative Contracts, the LLC shall be terminated. All assets transferred or contributed to the New VEBA shall be free and clear of any liens, claims or other encumbrances.
     If a deposit or payment or any portion thereof is made by GM to the TAA or the New VEBA by mistake under any provision of this Settlement Agreement, including, but not limited to Sections 7 through 12 of this Settlement Agreement, (i) as to the TAA, GM may deduct such amount from the TAA plus earnings thereon from the date of deposit in the TAA up to, but excluding, the date of deduction, and (ii) as to the New VEBA, the Committee shall, upon written direction of GM, return such amounts as may be permitted by law to GM (plus earnings thereon from the date of payment to but excluding the date of return) within 30 days of notification by GM that such payment was made by mistake. If a dispute arises with regard to such payment, the dispute will be resolved pursuant to Section 26 of this Settlement Agreement.
     13. Adjustment Events
     A. Adjustment Event. “Adjustment Event” shall mean:
(i) the determination of the Existing Internal VEBA balance as of any day on which amounts are withdrawn by GM from the Non-UAW Related Account as set forth in Section 6 of this Settlement Agreement and the determination of the value of any assets transferred to GM or liquidated to effect the withdrawal by GM, other than a withdrawal on December 31 of any year after January 1, 2008;
(ii) the determination of the value of any assets in lieu of which GM elects to transfer cash to the New VEBA pursuant to Sections 8 and 12 of this Settlement Agreement; or
(iii) the determination of the value of any illiquid or otherwise non-transferable investments in the Existing Internal VEBA in case that the discussions between GMAM and the Committee as set forth in Section 6.C of this Settlement Agreement result in transferring something other than a pro rata share of such investment.
     B. Due Diligence and Adjustment Mechanism.
     In connection with any Adjustment Event, GM shall deliver, as soon as practicable, to the Committee (or the UAW prior to establishment of the Committee) information in reasonable detail about the determinations made by GM with regard to such Adjustment Event and the work papers, underlying calculations and other documents and materials on which such determinations are based, including non-privileged materials from GM’s advisors, if any (collectively, the “Determination Materials”).
     The Committee shall have 30 days from receipt of the Determination Materials from GM to submit to GM a written request for an Independent Attestation of a determination(s) by GM listed in Section 13.A(i), (ii) and (iii) of this Settlement Agreement. As a part of this review process, the Committee may ask for additional information regarding the calculations, and the data and information provided by GM. GM shall as promptly as practicable, respond to all reasonable requests from the Committee for such additional information. However, a request for additional information shall not extend the 30 day review period, unless an extension is reasonably necessary to allow the Committee to review such additional information, but in no event longer than 45 days from receipt of the Determination Materials.

     All determinations made by GM with regard to a determination(s) listed in Section 13.A(i), (ii) and (iii) of this Settlement Agreement shall be final and binding on GM, the UAW, the Class Representatives, the Class, the Covered Group, Class Counsel, the Committee and the New Plan and New VEBA, unless the Committee timely submits a request for an Independent Attestation. If the Committee timely submits such a request, GM shall engage a nationally recognized independent registered public accounting firm to conduct an Independent Attestation regarding a determination(s) by GM listed in Section 13.A(i), (ii) and (iii) of this Settlement Agreement The Independent Attestation shall be final and binding on GM, the UAW, the Class Representatives, the Class, the Covered Group, Class Counsel, the Committee and the New Plan and New VEBA.
     Nothing in the foregoing paragraphs shall prevent the division, deposit, withdrawal or transfer of any assets the valuation of which is not in dispute pending resolution of the disputed amounts.
     C. Confidentiality. All information and data provided by GM to the UAW and/or the Committee under Section 7.H of this Settlement Agreement and as a part of this due diligence and adjustment process shall be considered confidential. The UAW and the Committee shall use such information and data solely for the purpose set forth in this Section 13 of the Settlement Agreement. The UAW and the Committee shall not disclose such information or data to any other person without GM’s written consent, provided that the UAW and the Committee may disclose such information and data to their attorneys and professional advisors subject to the agreement of such attorneys and advisors to the confidentiality restrictions set forth herein.
     14. Future Contributions
     The UAW, the Class and the Covered Group may not negotiate any increase of GM’s funding or payment obligations set out herein. The UAW also agrees not to seek to obligate GM to: (i) provide any additional payments to the New VEBA other than those specifically required by this Settlement Agreement; (ii) make any other payments for the purpose of providing Retiree Medical Benefits to the Class or the Covered Group; or (iii) provide or assume the cost of Retiree Medical Benefits for the Class or the Covered Group through any other means. Provided that, the UAW may propose that GM Active Employees be permitted to make contributions to the New VEBA of amounts otherwise payable in profit sharing, COLA, wages and/or signing bonuses, if not prohibited by law.
     15. Pension Benefits
     GM and the UAW agree to amend the Pension Plan on the Implementation Date to provide to retirees and eligible surviving spouses who are members of the Class or the Covered Group a flat monthly special lifetime benefit of $66.70 (which will not be escalated) commencing on the first of the month immediately following the Implementation Date. This same benefit will also be provided to retirees who retire after the Implementation Date and eligible surviving spouses who are members of the Covered Group, commencing with their entitlement to pension benefits. This special lifetime benefit is intended to serve as a cost pass-through of an equivalent after-tax increase in the monthly contribution regarding Retiree Medical Benefits for the Class and the Covered Group. As a result, the New Plan and New VEBA shall, as of the Implementation Date, assess an additional non-escalating monthly contribution payable by retirees and eligible surviving spouses of the Class and the Covered Group for Retiree Medical Benefits of $51.67 per month, to be credited to the GM Separate Retiree Account in the New VEBA.
     Retirees and surviving spouses who are members of the Class and the Covered Group but who do not receive a monthly benefit from the Pension Plan will not be entitled to receive the flat monthly special lifetime benefit of $66.70, and the terms of the New Plan and the New VEBA shall not require them to make the additional monthly contribution to the New VEBA of $51.67. For purposes of determining a Class or Covered Group member’s status as a Protected Retiree under the terms of the Henry I settlement agreement, the flat monthly special lifetime benefit described above and any other new pension increase negotiated in the 2007 GM-UAW National Agreement shall not be included in the determination of pension income.
     Nothing in this Section 14 shall detract from the discretion afforded the Committee as set forth in the Trust Agreement.
     16. Administrative Costs
     The New VEBA will be responsible for all costs to administer the New Plan and the New VEBA commencing on the Implementation Date and continuing thereafter. The New Plan and the New VEBA trust agreement shall be drafted consistent with this requirement.
     17. Trust Agreement; Segregated Account; Indemnification
     Assets paid or transferred to the New VEBA by or at the direction of GM, including all investment returns thereon, shall be used solely to provide Retiree Medical Benefits to the Class and the Covered Group as defined in this Settlement Agreement until expiration of the Initial Accounting Period. Thereafter, Benefits will be provided to the Class and the Covered Group as described in the Trust Agreement. The Trust Agreement shall provide: (i) for the GM Separate Retiree Account to be credited with the assets deposited or transferred to the New VEBA by GM, or at GM’s direction, under this Settlement Agreement; (ii) that the assets in the GM Separate Retiree Account may be used only to provide Benefits (as defined in the Trust Agreement) for such Class and such Covered Group; and (iii) that under no circumstances will GM or the GM Separate Retiree Account be liable or responsible for the obligations of any other employer or for the provision of Retiree Medical Benefits or any other benefits for the employees or retirees of any other employer.
     Further, the Trust Agreement shall provide that the Committee, on behalf of the New VEBA, shall take all such reasonable action as may be needed to rebut any presumption of control that would limit the New VEBA’s ability to own GM common stock or the Convertible Note or as may be required to comply with all applicable laws and regulations, including but not limited to federal and state banking laws and regulations.

     To the extent permitted by law, the New VEBA shall indemnify and hold the Committee, the UAW, GM, the GM Plan, and the employees, officers and agents of each of them harmless from and against any liability that they may incur in connection with the New Plan and New VEBA, unless such liability arises from their gross negligence or intentional misconduct, or breach of this Settlement Agreement. The Committee shall not be required to give any bond or any other security for the faithful performance of its duties under the Trust Agreement, except as such may be required by law.
     18. Subsidies
     With regard to claims incurred on or after the Implementation Date, the New VEBA shall be entitled to receive any Medicare Part D subsidies and other health care related subsidies regarding benefits actually paid by the New VEBA which may result from future legislative changes, and GM shall not be entitled to receive any such subsidies related to prescription drug benefits and other health care related benefits provided to the Class and the Covered Group by the New Plan and New VEBA.
     19. Default and Cure
          A. General. The Committee will have the right to accelerate some or all of the payment obligations of GM under this Settlement Agreement (other than the Shortfall Amount payments set forth in Sections 8.G and 10 and Exhibit D of this Settlement Agreement) if GM defaults on any payment obligations under this Settlement Agreement and such default is not cured within 15 business days after the Committee gives GM notice of such default. To cure such default, GM will pay the amount then in default plus accrued Interest on such amount. Payments due under the Convertible Note may also be accelerated under this provision only to the extent that the Convertible Note is then held by the New VEBA.
          B. Limitation on Liens. Effective as of the Implementation Date and until all payments required of GM under this Settlement Agreement, other than the Shortfall Amount payments set forth in Sections 8.G and 10 and Exhibit D of this Settlement Agreement, have been made, GM will not, nor will it permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of GM or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the payment obligations by GM under this Settlement Agreement, other than the Shortfall Amount payments set forth in Sections 8.G and 10 and Exhibit D of this Settlement Agreement, (together with, if GM shall so determine, any other indebtedness of GM or such Manufacturing Subsidiary ranking equally with the payment obligations by GM under this Settlement Agreement and then existing or thereafter created) shall be secured equally and ratably with such Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of GM and its Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 20% of the stockholders’ equity of GM and its consolidated subsidiaries, as determined in accordance with generally accepted accounting principles and shown on the audited consolidated balance sheet contained in the latest published annual report to the stockholders of GM.
     The above restrictions shall not apply to Debt secured by (i) Mortgages on property, shares of stock or indebtedness of any corporation or other entity existing at the time such corporation or other entity becomes a Manufacturing Subsidiary; (ii) Mortgages on property existing at the time of acquisition of such property by GM or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by GM or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to GM or a Manufacturing Subsidiary of improvements to such acquired property; (iii) Mortgages securing Debt of a Manufacturing Subsidiary owing to GM or to another Subsidiary; (iv) Mortgages on property of a corporation or other entity existing at the time such corporation or other entity is merged or consolidated with GM or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or other entity as an entirety or substantially as an entirety to GM or a Manufacturing Subsidiary; (v) Mortgages on property of GM or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (v), inclusively; provided, however, that the principal amount of Debt secured thereby shall not exceed by more than 115% the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).
     C. Dispute Resolution. The dispute resolution process set forth in Section 26 of this Settlement Agreement shall apply in the event of a dispute over whether GM has defaulted on any payment obligation under this Settlement Agreement. In this regard, the time limit applicable to GM’s right to cure a default shall be 15 business days after agreement by the parties that GM has defaulted, or entry by the Court of a final ruling determining that GM has defaulted on its payment obligations. Application of the dispute resolution process set forth in Section 26 of this Settlement Agreement does not relieve GM of the obligation to pay accrued Interest for the period of time that the dispute resolution process is in effect in order to cure a default.
     20. Cooperation
     A. Cooperation by GM. GM will cooperate with the UAW and the Committee and at the Committee’s request undertake such reasonable actions as will assist the Committee in the transition of responsibility for administration of the Retiree Medical Benefits by the Committee for the New Plan and the New VEBA. Such cooperation will include assisting the Committee in educational efforts and communications with respect to the Class and the Covered Group so that they understand the terms of the New Plan, the New VEBA and the transition, and understand the claims submission process and any other initial administrative changes undertaken by the Committee. Before and after the Implementation Date, at the Committee’s request and as permitted by law, GM will furnish to the Committee such information and shall provide such cooperation as may be reasonably necessary to permit the Committee to effectively administer the New Plan and the New VEBA, including, without limitation, the retrieval of data in a form and to the extent maintained by GM regarding age, amounts of pension benefits, service, pension and medical benefit eligibility, marital status, mortality, claims history, births, deaths, dependent status and enrollment information of the Class and the Covered Group. At the request of the Committee, GM will continue to perform the necessary eligibility work for a reasonable period of time, not to exceed 90 days after the Implementation Date in order to allow the Committee to establish and test the eligibility database, and for which GM will be entitled to reimbursement for reasonable costs. GM shall also assist the Committee in transitioning benefit provider contracts to the New VEBA. GM shall also cooperate with the UAW and the Committee and undertake such reasonable actions as will enable the Committee to perform its administrative functions with respect to the New Plan and the New VEBA, including insuring an orderly transition from GM administration of Retiree Medical Benefits to the New Plan and the New VEBA.
     To the extent permitted by law, GM will also allow retiree participants to voluntarily have required contributions withheld from pension benefits and to the extent reasonably practical, credited to the GM Separate Retiree Account of the New VEBA on a monthly basis. A retiree participant may elect or withdraw consent for pension withholdings at any time by providing 45 days written notice to the Pension Plan administrator or such shorter period that may be required by law.
     To the extent permitted by law, GM will also cooperate with the Committee to make provision for the New VEBA payments of the $76.20 Special Benefit to be incorporated into monthly GM pension checks for eligible retirees and surviving spouses. It will be the responsibility of the Committee and the New VEBA to advise GM’s pension administrator in a timely manner of eligibility changes with regard to the Special Benefit payment. The timing of the information provided to GM’s pension administrator will determine the timing for the incorporation into the monthly pension check. It will be the responsibility of the Committee and the New VEBA to establish a bank account for the funding of the Special Benefit payments, and GM’s pension administrator will be provided with the approval to draw on that account for the payment of the benefit. The Committee and the New VEBA will assure that the bank account is adequately funded for any and all such payments. If adequate funds do not exist for the payments, then GM’s pension administrator will not make such payments until the required funding is established in the account. It will be the responsibility of the Committee and the New VEBA to audit the eligibility for, and payment of, the Special Benefit. Additionally, the Committee and the New VEBA will be responsible for the payment of reasonable costs associated with GM’s administration of the payment of this Special Benefit and the pension withholdings, including development of administrative and recordkeeping processes, monthly payment processing, audit and reconciliation functions and the like.

     GM will be financially responsible for reasonable costs associated with the transition of coverage for the Class and the Covered Group to the New Plan and New VEBA. This shall include the cost of educational efforts and communications with respect to retirees, the New Plan’s initial creation of administrative procedures, initial development of record sharing procedures, the testing of computer systems, the Committee’s initial vendor selection and contracting, and other activities incurred on or before the Implementation Date, including but not limited to costs associated with drafting the trust agreement for the New VEBA, seeking from the Internal Revenue Service a determination of the tax-exempt status of the New VEBA, plan design and actuarial and other professional work necessary for initiation of the New Plan and New VEBA and the benefits to be provided thereunder. GM payments described in this Section shall not reduce its payment obligations under this Settlement Agreement, and if the New VEBA is a multi-employer welfare trust, the costs described in this Section, to the extent not allocable to a specific employer, shall be pro-rated among the participating companies based on the ratio of required funding for each company. Payment of these costs shall be set forth explicitly in the Approval Order.
     B. Cooperation With GM. The UAW and the Committee will cooperate and shall timely furnish GM with such information related to the New Plan and New VEBA, in a form and to the extent maintained by the UAW and the Committee, as may be reasonably necessary to permit GM to comply with requirements of the SEC, including, but not limited to, any disclosures contemplated or agreed to with the staff of the SEC as a result of GM’s discussions with the staff pursuant to Section 21 of this Settlement Agreement and any schedules supporting such information, and Generally Accepted Accounting Principles, including but not limited to SFAS 87, SFAS 106, SFAS 132R, SFAS 157, and SFAS 158 (as amended), for disclosure in GM’s financial statements and any filings with the SEC.
     21. Accounting Treatment
     Throughout the negotiations of the MOU and this Settlement Agreement, GM has maintained that a necessary element in its decision to enter into the MOU and this Settlement Agreement is securing accounting treatment that is reasonably satisfactory to GM regarding the transactions contemplated by the MOU and this Settlement Agreement. In the event that the economic substance of the transaction does not meet the specific requirements for settlement accounting as determined by paragraphs 90-95 of FASB Statement No. 106, as amended, it is expected that the terms of this Settlement Agreement would give rise to substantive plan amendment accounting. For purposes of this provision, substantive plan amendment accounting would limit GM’s OPEB obligation to the revised, fixed and capped obligations as determined under this Settlement Agreement. The parties agree that this Settlement Agreement and Final Effective Date are contingent on GM securing the appropriate accounting treatment regarding GM’s obligations to the Class and the Covered Group for Retiree Medical Benefits. As soon as practicable, GM will discuss the accounting for the New Plan and the New VEBA and its obligations to the Class and the Covered Group for Retiree Medical Benefits with the staff of the SEC. If, as a result of those discussions, GM believes that the accounting for the transaction may not be a settlement as contemplated by paragraphs 90-95 of FASB Statement No. 106, as amended, or a substantive negative plan amendment reasonably satisfactory to GM, the parties will meet in an effort to restructure the transaction to achieve such accounting. If the parties are unable to reach an agreement on terms that GM reasonably believes will provide such accounting, this Settlement Agreement will terminate.

     22. Prohibited Transaction Exemptions
     The parties agree that the assets of the TAA and LLC shall not be “plan assets” of the New Plan and New VEBA until actual transfer or payment to the New VEBA. The UAW, GM, and the Class and Class Counsel acknowledge that the instrument establishing the TAA and communications to the Class regarding the TAA, shall be consistent with the principles set forth in DOL Advisory Opinions 92-02A, 92-24 and 94-31A so as to avoid the assets in the TAA being deemed “plan assets” within the meaning of ERISA. If GM determines that the assets in the TAA and/or LLC as described in Section 7 of this Settlement Agreement are likely to be deemed “plan assets,” GM will apply for a prohibited transaction exemption from the DOL to permit the acquisition and holding of the employer security in the TAA and/or LLC. The UAW, the Class and Class Counsel will fully cooperate with GM in securing any such legal or regulatory approvals.
     If GM elects to transfer the Convertible Note or the Alternative Convertible Note to the New VEBA and such note is not a qualifying employer security, and/or if the Derivative Contracts are not qualifying employer securities, GM and the New VEBA timely will apply for a prohibited transaction exemption from the DOL to permit the New VEBA to acquire and hold such securities. Similarly, if qualifying employer securities and employer real property would exceed 10 percent of the total assets in the New VEBA immediately after transfer of the Convertible Note or the Alternative Convertible Note and the Derivative Contracts to the New VEBA, then GM and the New VEBA timely will apply for a prohibited transaction exemption to permit the New VEBA to acquire and hold such securities. The UAW, the Class and Class Counsel will fully cooperate with GM and the New VEBA in securing any such legal or regulatory approvals. If GM and the New VEBA cannot timely obtain any necessary exemptions, the parties will meet and discuss an appropriate alternative which provides equivalent economic value to the New VEBA.
     23. Indemnification
     Subject to approval by the Court as part of the Judgment, GM hereby agrees to indemnify and hold harmless the UAW, and its officers, directors, employees and expert advisors (each, an “Indemnified Party”), to the extent permitted by law, from and against any and all losses, claims, damages, obligations, assessments, penalties, judgments, awards, and other liabilities related to any decision, recommendations or other actions taken prior to the date of this Settlement Agreement (collectively, “Indemnification Liabilities”), and will fully reimburse any Indemnified Party for any and all reasonable and documented attorney fees and expenses (collectively, “Indemnity Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, arising out of or in connection with any Indemnification Liabilities incurred as a result of an Indemnified Party’s entering into, or participation in the negotiations for, this Settlement Agreement and the MOU and the transactions contemplated in connection herewith; provided, however, that such indemnity shall not apply to any portion of any such Liability or Expense that resulted from the gross negligence, illegal or willful misconduct by an Indemnified Party; provided, further, that such indemnity shall not apply to any Indemnification Liabilities to a GM Active Employee for breach of the duty of fair representation.

     Nothing in this Section 23 or any provision of this Settlement Agreement shall be construed to provide an indemnity for any member or any actions of the Committee; provided however, that an Indemnified Party who becomes a member of the Committee shall remain entitled to any indemnity to which the Indemnified Party would otherwise be entitled pursuant to this Section 23 for actions taken, or for a failure to take actions, in any capacity other than as a member of the Committee; and provided further, that nothing in this Section 23 or any other provision of this Settlement Agreement shall be construed to provide an indemnity for any Indemnification Liabilities or Indemnity Expenses relating to (i) management of the assets of the New VEBA or (ii) for any action, amendment or omission of the Committee with respect to the provision and administration of Retiree Medical Benefits.
     If an Indemnified Party receives notice of any action, proceeding or claim as to which the Indemnified Party proposes to demand indemnification hereunder, it shall provide GM prompt written notice thereof. Failure by an Indemnified Party to so notify GM shall relieve GM from the obligation to indemnify the Indemnified Party hereunder only to the extent that GM suffers actual prejudice as a result of such failure, but GM shall not be obligated to provide reimbursement for any Indemnity Expenses incurred for work performed prior to its receipt of written notice of the claim. If an Indemnified Party is entitled to indemnification hereunder, GM will have the right to participate in such proceeding or elect to assume the defense of such action or proceeding at its own expense and through counsel chosen by GM (such counsel being reasonably satisfactory to the Indemnified Party). The Indemnified Party will cooperate in good faith in such defense. Upon the assumption by GM of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in, but not control the defense of, such action and retain its own counsel but the expenses and fees shall be at its expense unless (a) GM has agreed to pay such Indemnity Expenses, (b) GM shall have failed to employ counsel reasonably satisfactory to an Indemnified Party in a timely manner, or (c) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between GM and the Indemnified Party that require separate representation, and GM has agreed that such actual or potential conflict exists (such agreement not to be unreasonably withheld); provided, however, that GM shall not, in connection with any such action or proceeding arising out of the same general allegations, be liable for the reasonable fees and expenses of more than one separate law firm at any time for all Indemnified Parties not having actual or potential conflicts among them, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. All such fees and expenses shall be invoiced to GM, with such detail and supporting information as GM may reasonably require, in such intervals as GM shall require under its standard billing processes.
     If the Indemnified Party receives notice from GM that GM has elected to assume the defense of the action or proceeding, GM will not be liable for any attorney fees or other legal expenses subsequently incurred by the Indemnified Party in connection with the matter.
     GM shall not be liable for any settlement of any claim against an Indemnified Party made without GM’s written consent, which consent shall not be unreasonably withheld. GM shall not,

without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim, or permit a default or consent to the entry of any judgment, that would create any financial obligation on the part of the Indemnified Party not otherwise within the scope of the indemnified liabilities.
     The termination of this Settlement Agreement shall not affect the indemnity provided hereunder, which shall remain operative and in full force and effect. Notwithstanding anything in this Section 23 to the contrary, this Section 23 of the Settlement Agreement shall not be applicable with respect to any of the matters covered by Article VI of the Securityholder and Registration Rights Agreement.
     24. Costs and Attorneys Fees
          A. Fees and Expenses. GM agrees to support the application by the UAW and Class Counsel to the Court for reimbursement by GM of reasonable attorney and professional fees and expenses based on hours worked and determined in accordance with the current market rates (not to include any upward adjustments such as any lodestar multipliers, risk enhancements, success fee, completion bonus or rate premiums) incurred in connection with the court proceedings to obtain the Approval Order and any appeals therefrom. Approval of these fee requests will be included in the Judgment.
          B. Fees After The Final Effective Date. Each party to this Settlement Agreement agrees not to seek any other future fees or expenses from any other party in connection with either Henry II or Henry I, except that the Class Representatives or any other party prevailing in any action to enforce the terms of this Settlement Agreement may seek such fees and costs as may be allowed by law.
     25. Releases and Certain Related Matters
     A. In consideration of GM’s entry into this Settlement Agreement, and the other obligations of GM contained herein, the Class Representatives, the Class Counsel and the UAW hereby consent to the entry of the Judgment, which shall be binding upon all Class Members pursuant to Rule 23(b)(2) of the Federal Rules of Civil Procedure.
     B. As of the Final Effective Date, each UAW Releasee releases and forever discharges each other UAW Releasee and each other Indemnified Party and shall be forever released and discharged with respect to any and all rights, claims or causes of action that such UAW Releasee had, has or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of or based upon or otherwise related to (a) any of the claims arising, or which could have been raised, in connection with either Henry I or Henry II concerning the provision of Retiree Medical Benefits and the terms of this Settlement Agreement, (b) any claims that this Settlement Agreement, any document referred to or contemplated herein is not in compliance with applicable laws and regulations, and (c) any action taken to carry out this Settlement Agreement in accordance with this Settlement Agreement and applicable law.
     C. As of the Final Effective Date, the UAW Releasees release and forever discharge GM, and its officers, directors, employees, agents, and subsidiaries, and the GM Plan and its fiduciaries, with respect to any and all rights, claims or causes of action that any UAW Releasee had, has or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of, based upon or otherwise related to (a) any of the claims arising, or which could have been raised, in connection with Henry I or Henry II concerning the provision of Retiree Medical Benefits and the terms of this Settlement Agreement, (b) any claims that this Settlement Agreement, any document referred to or contemplated herein is not in compliance with applicable laws and regulations, and (c) any action taken to carry out this Settlement Agreement in accordance with this Settlement Agreement and applicable law.
     D. As of the Final Effective Date, the UAW Releasees release and forever discharge the Existing External VEBA and the fiduciaries, trustees, and committee that administer the Existing External VEBA, and the Existing Internal VEBA and the fiduciaries, trustees, and committee that administer the Existing Internal VEBA with respect to any and all rights, claims or causes of action that any UAW Releasee had, has or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of, based upon or otherwise related to (a) any of the claims arising, or which could have been raised, in connection with Henry I or Henry II concerning the provision of Retiree Medical Benefits and the terms of this Settlement Agreement, (b) any claims that this Settlement Agreement, any document referred to or contemplated herein is not in compliance with applicable laws and regulations, and (c) any action taken by such fiduciaries, trustee and/or committees to carry out this Settlement Agreement and to transfer assets of the Existing External VEBA and Existing Internal VEBA to the New VEBA in accordance with this Settlement Agreement and applicable law.
     E. As of the Final Effective Date, GM releases and forever discharges the Class Representatives and Class Counsel from any and all claims, demands, liabilities, causes of action or other obligations of whatever nature, including attorney fees, whether known or unknown, that arise from their participation or involvement with respect to the filing of the Henry II lawsuit or in the negotiations leading to this Settlement Agreement. This release does not extend to obligations arising from the terms of the Settlement Agreement itself.
     F. Neither the entry into this Settlement Agreement nor the consent to the Judgment is, may be construed as, or may be used as, an Admission by or against GM or any UAW Releasee of any fault, wrongdoing or liability whatsoever.
     26. Dispute Resolution
     A. Coverage. Any controversy or dispute arising out of or relating to, or involving the enforcement, implementation, application or interpretation of this Settlement Agreement shall be enforceable only by GM, the Committee, the UAW, and if prior to the Implementation Date, Class Counsel, and the Approval Order will provide that the Court will retain exclusive jurisdiction to resolve any such disputes. Notwithstanding the foregoing, any disputes relating solely to eligibility for participation or entitlement to benefits under the New Plan shall be resolved in accordance with the applicable procedures such Plan shall establish, and nothing in this Settlement Agreement precludes Class Members from pursuing appropriate judicial review regarding such disputes; provided however, that no claims related to Retiree Medical Benefits for claims incurred after the Implementation Date may be brought against GM, any of its affiliates, or the GM Plan.

     B. Attempt at Resolution. Although the Court retains exclusive jurisdiction to resolve disputes arising out of or relating to the enforcement, implementation, application or interpretation of this Settlement Agreement, the parties agree that prior to seeking recourse to the Court, the parties shall attempt to resolve the dispute through the following process:
     (i) The aggrieved party shall provide the party alleged to have violated this Settlement Agreement (“Dispute Party”) with written notice of such dispute, which shall include a description of the alleged violation and identification of the Section(s) of the Settlement Agreement allegedly violated. Such notice shall be provided so that it is received by the Dispute Party no later than 180 calendar days from the date of the alleged violation or the date on which the aggrieved party knew or should have known of the facts that give rise to the alleged violation, whichever is later, but in no event longer than 3 years from the date of the alleged violation.
     (ii) If the Dispute Party fails to respond within 21 calendar days from its receipt of the notice, the aggrieved party may seek recourse to the Court; provided however, that the aggrieved party waives all claims related to a particular dispute against the Dispute Party if the aggrieved party fails to bring the dispute before the Court within 180 calendar days from the date of sending the notice. Provided, however, with respect to disputes relating to assumptions or methodology used by the GM Actuary or the Actuary in calculating the Cash Flow Projection as set forth in Exhibit A to this Settlement Agreement the parties may not seek recourse to the Court but will submit such dispute to a neutral actuary in accordance with Exhibit A.
     All the time periods in Section 26 of this Settlement Agreement may be extended by agreement of the parties to the particular dispute.
     C. Alternate Means of Resolution. Nothing in this Section shall preclude GM, the UAW, the Committee, or Class Counsel from agreeing on any other form of alternative dispute resolution or from agreeing to any extensions of the time periods specified in this Section.
     27. Submission of the Settlement Agreement and Class Action Notice Order
     The parties shall submit this Settlement Agreement to the Court and jointly work diligently to have this Settlement Agreement approved by the Court as soon as possible either through Henry II or Henry I as deemed appropriate. In either event, the parties shall seek the Court’s approval of this Settlement Agreement as superseding or satisfying the Henry I Settlement Agreement. The parties shall seek from the Court an order (the “Notice Order”) providing that notice of the hearing on the proposed settlement (the “Fairness Hearing”) shall be given at GM’s expense to the Class, as defined herein, by mailing a copy of the notice contemplated in the Notice Order to the Class, and by publishing a notice approved by the Court in the Detroit News/Free Press weekend edition, and a national newspaper such as USA Today. Until entry of Judgment, copies of this Settlement Agreement shall also be made available for inspection by Class Members at the Court, at the UAW offices in Detroit, Michigan, and at the offices of Class Counsel.

     28. Conditions
     This Settlement Agreement is conditioned upon the occurrence or resolution of the conditions described in subparagraphs A, B, and C of this Section. The failure of subparagraphs A and B will render this Settlement Agreement voidable at the discretion of any party. The failure of subparagraph C will render this Settlement Agreement voidable at the sole discretion of GM.
     A. Class Certification Order. A final order must be entered by the Court certifying Henry II as a non-opt out class action, or amending and re-certifying the Henry I class, such that the Class is defined as stated in Section 1 of this Settlement Agreement. This condition shall be deemed to have failed upon the Court’s issuance of a Class Order denying certification of Henry II as a class action or denial of the motion to amend and re-certify the class in Henry I to include the Class as defined in this Settlement Agreement, if applicable, or upon issuance of a Class Order certifying Henry II as a class action or amending and re-certifying a new class in Henry I but whose membership is less inclusive than as described in this Settlement Agreement unless GM, the UAW and Class Counsel agree in writing to such alternative class description.
     B. Judgment/Approval Order. A Judgment must be entered by the Court in either Henry I or Henry II approving this Settlement Agreement in all respects and as to all parties, including GM, the UAW, and the Class. The Judgment shall be acceptable in form and substance to GM, the UAW and Class Counsel. This condition shall be deemed to have failed upon issuance of an order disapproving this Settlement Agreement, or upon the issuance of an order approving only a portion of this Settlement Agreement but disapproving other portions, unless GM, the UAW and Class Counsel agree otherwise in writing. Such Approval Order shall, inter alia, contain the conditions set forth in this Settlement Agreement and direct the transfer of all the assets and liabilities of the Existing External VEBA into the New VEBA and the termination of the Existing External VEBA.
     C. Accounting Treatment Satisfactory to GM. The discussions between GM and the SEC regarding accounting treatment shall have been completed in a manner reasonably satisfactory to GM as set forth in Section 21 of this Settlement Agreement.
     29. No Admission; No Prejudice
     A. Notwithstanding anything to the contrary, whether set forth in this Settlement Agreement, the MOU, the Judgment, the Notice Order, any documents filed with the Court in either Henry I or Henry II, any documents, whether provided in the course of or in any manner whatsoever relating to the 2007 discussions between GM and UAW with respect to health care benefits or relating to this Settlement Agreement or the MOU, whether distributed, otherwise made available to or obtained by any person or organization, including without limit, GM Active Employees, Class Members, or their spouses, surviving spouses or dependents, or to the UAW or GM in the course of the negotiations that led to entry into this Settlement Agreement, or otherwise:
     (a) GM denies and continues to deny any wrongdoing or legal liability arising out of any of the allegations, claims and contentions made against GM in Henry I or

Henry II and in the course of the negotiation of the MOU or this Settlement Agreement. Neither the MOU, nor any disputes or discussions between GM and the UAW with respect to health care benefits or entry into this Settlement Agreement occurring on or after January 1, 2007, nor this Settlement Agreement, nor any document referred to or contemplated herein, nor any action taken to carry out this Settlement Agreement, nor any retiree health care benefits provided hereunder or any action related in any way to the ongoing administration of such retiree health care benefits (collectively, the “Settlement Actions”) may be construed as, or may be viewed or used as, an Admission by or against GM of any fault, wrongdoing or liability whatsoever, or as an Admission by GM of the validity of any claim or argument made by or on behalf of the UAW, Active Employees, the Class or the Covered Group, that retiree health benefits are vested. Without limiting in any manner whatsoever the generality of the foregoing, the performance of any Settlement Actions by GM may not be construed, viewed or used as an Admission by or against GM that, following the termination of the December 16, 2005 Settlement Agreement in Henry I, it does not have the unilateral right to modify or terminate retiree health care benefits.
     (b) Each of the UAW, the Class Representatives and the Class Members claim and continue to claim that the allegations, claims and contentions made against GM in Henry II have merit. Neither this Settlement Agreement nor any document referred to or contemplated herein nor any Settlement Actions may be construed as, or may be viewed or used as, an Admission by or against any of the UAW, the Class Representatives or the Class Members of any fault, wrongdoing or liability whatsoever or of the validity of any claim or argument made by or on behalf of GM that GM has a unilateral right to modify or terminate retiree health care benefits or that retiree health care benefits are not vested. Without limiting in any manner whatsoever the generality of the foregoing, the performance of any Settlement Actions by any of the UAW, the Class Representatives or the Class Members, including without limitation, the acceptance of any retiree health care benefits under any of the GM health care plans set forth in this Settlement Agreement, may not be construed, viewed or used as an Admission by or against any of the UAW, the Class Representatives or the Class that, following the termination of the December 16, 2005 Settlement Agreement, GM has the unilateral right to modify or terminate retiree health care benefits.
     (c) There has been no determination by any court as to the factual allegations made against GM in Henry I or Henry II. Entering into this Settlement Agreement and performance of any of the Settlement Actions shall not be construed as, or deemed to be evidence of, an Admission by any of the parties hereto, and shall not be offered or received in evidence in any action or proceeding against any party hereto in any court, administrative agency or other tribunal or forum for any purpose whatsoever other than to enforce the provisions of this Settlement Agreement or to obtain or seek approval of this Settlement Agreement in accordance with Rule 23 of the Federal Rules of Civil Procedure and the Class Action Fairness Act of 2005.
     For the purposes of this Section 29, GM and the UAW refer to General Motors Corporation and the Union, respectively, as organizations, as well as any and all of their respective directors, officers, employees, and agents.

     This Settlement Agreement and anything occurring in connection with reaching this Settlement Agreement are without prejudice to GM, the UAW and the Class. The parties may use this Settlement Agreement to assist in securing the Judgment approving the settlement. It is intended that GM, the UAW, the Committee, the Class Representatives, the Class, the Covered Group and Class Counsel shall not use this Settlement Agreement, or anything occurring in connection with reaching this Agreement, as evidence against GM, the UAW, the Class or the Covered Group in any circumstance except where the parties are operating under or enforcing this Settlement Agreement or the Judgment approving this Settlement Agreement.
     30. Duration and Termination of Settlement Agreement
     This Settlement Agreement will remain in effect unless and until terminated in accordance with this Section and as provided for in Section 28 of this Settlement Agreement. If this Settlement Agreement is terminated, then the Henry I Settlement Agreement and judgment shall remain in full force and effect and the parties will be restored to their respective positions immediately before execution of this Settlement Agreement except as specifically noted herein.
     Termination of this Settlement Agreement may occur as follows:
     (i) If Henry II is enjoined or stayed, or withdrawn, dismissed, or otherwise terminated, or if the Judgment is denied in whole or in material part, either GM, the UAW, or Class Counsel on behalf of the Class Representatives may terminate this Settlement Agreement by 30 days’ written notice to the other party; provided however, that the Settlement Agreement may not be terminated pursuant to this subparagraph (i) if Henry II is stayed, withdrawn, or dismissed by the parties because this Settlement Agreement is approved as a superseding settlement through the Henry I litigation.
     (ii) If a Class Order satisfactory to the parties, as described in Section 28.A of this Settlement Agreement, is entered by the Court and subsequently overturned in whole or in part on appeal or otherwise, either GM, the UAW, or Class Counsel on behalf of the Class may terminate this agreement upon 30 days’ written notice to the other parties.
     (iii) If an Approval Order satisfactory to the parties, as described in Section 28.B of this Settlement Agreement, is entered by the Court, but overturned in whole or in part on appeal or otherwise, either GM, the UAW, or Class Counsel on behalf of the Class Representatives may terminate this Settlement Agreement upon 30 days’ written notice to the other parties.
     (iv) If after GM’s discussions with the SEC, GM does not believe the accounting treatment for the New Plan and the New VEBA is reasonably satisfactory to GM as set forth in Section 21 of this Settlement Agreement, GM may immediately terminate this Settlement Agreement upon written notice to the other parties.
     (v) If any court, agency or other tribunal of competent jurisdiction issues a determination that any part of this Settlement Agreement is prohibited or unenforceable, either GM, the UAW, or Class Counsel on behalf of the Class Representatives may terminate this Settlement Agreement by 30 days’ written notice to the other party.

Notwithstanding the foregoing, Sections 7.G, 8.H, 9.A, 9.B and 9.C to the extent these Sections create rights and obligations relating to the non-occurrence of the Final Effective Date as well as 22, 23, 26 and 29, shall survive the termination of this Settlement Agreement.
          31. National Institute for Health Care Reform
     In recognition of the interest of GM, the UAW, the Class and the Covered Group in improving the quality, affordability, and accountability of health care in the United States, the parties agree that as a part of this settlement GM and the UAW shall establish a National Institute for Health Care Reform (“Institute”). The Institute shall be established and receive its first annual funding payment as soon as practicable after the Initial Effective Date on the basis set forth in the term sheet attached hereto as Exhibit G to this Settlement Agreement. The annual funding payment will be payable in four equal quarterly installments. The funding and operation of the Institute shall be separate, independent and distinct from the New Plan and the New VEBA. Any payments by GM to the Institute shall be governed exclusively by the term sheet and are not in any way related to GM’s payment obligations as described in Sections 8 and 12 of this Settlement Agreement. Additionally, Section 19 of this Settlement Agreement shall not apply to any obligation GM may have to make payments with regard to the Institute.
          32. Other Provisions
          A. References in this Settlement Agreement to “Sections,” “Paragraphs” and “Exhibits” refer to the Sections, Paragraphs, and Exhibits of this Settlement Agreement unless otherwise specified.
          B. The Court will, subject to Section 26 of this Settlement Agreement, retain exclusive jurisdiction to resolve any disputes relating to or arising out of or in connection with the enforcement, interpretation or implementation of this Settlement Agreement. Each of the parties hereto expressly and irrevocably submits to the jurisdiction of the Court and expressly waives any argument it may have with respect to venue or forum non conveniens.
          C. This Settlement Agreement constitutes the entire agreement between the parties regarding the matters set forth herein, and no representations, warranties or inducements have been made to any party concerning this Settlement Agreement, other than representations, warranties and covenants contained and memorialized in this Settlement Agreement. This Settlement Agreement supersedes any prior understandings, agreements or representations by or between the parties, written or oral, regarding the matters set forth in this Settlement Agreement.
          D. The captions used in this Settlement Agreement are for convenience of reference only and do not constitute a part of this Settlement Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Settlement Agreement, and all provisions of this Settlement Agreement will be enforced and construed as if no captions had been used in this Settlement Agreement.
          E. The Class Representatives expressly authorize Class Counsel to take all appropriate action required or permitted to be taken by the Class Representatives pursuant to this Settlement Agreement to effectuate its terms and also expressly authorize Class Counsel to enter into any non-material modifications or amendments to this Settlement Agreement on behalf of them that Class Counsel deems appropriate from the date this Settlement Agreement is signed until the Effective Date; provided, however, that the effectiveness of any such amendment which adversely impacts the level of benefits to any Class Member as well as any material amendment shall be subject to the approval of the Court.
     F. This Settlement Agreement may be executed in two or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument, provided that counsel for the parties to this Settlement Agreement shall exchange among themselves original signed counterparts.
     G. No party to this Settlement Agreement may assign any of its rights hereunder without the prior written consent of the other parties, and any purported assignment in violation of this sentence shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     H. Each of GM, the UAW, the Committee, Class Representatives, Class Members and the Class Counsel shall do any and all acts and things, and shall execute and deliver any and all documents, as may be necessary or appropriate to effect the purposes of this Settlement Agreement.
     I. This Settlement Agreement shall be construed in accordance with applicable federal laws of the United States of America.
     J. Any provision of this Settlement Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent any provision of this Settlement Agreement is invalid or unenforceable as provided for in Section 32.J of this Settlement Agreement , it shall be replaced by a valid and enforceable provision agreed to by GM, the UAW and Class Counsel (which agreement shall not be unreasonably withheld) that preserves the same economic effect for the parties under this Settlement Agreement; provided however, that to the extent that such prohibited or unenforceable provision cannot be replaced as contemplated and the consequences of such prohibited or unenforceable provision causes this Settlement Agreement to fail of its essential purpose then this Settlement Agreement may be voided at the sole discretion of the party seeking the benefit of the prohibited or unenforceable provision. Class Counsel is expressly authorized to take all appropriate action to implement this provision.
     K. In the event that any payment referenced in this Settlement Agreement is due to be made on a weekend or a holiday, the payment shall be made on the first business day following such weekend or holiday.
     L. In the event that any legal or regulatory approvals are required to effectuate the provisions of this Settlement Agreement, GM, the UAW, the Class, the Committee and Class Counsel will fully cooperate in securing any such legal or regulatory approvals.
     M. Any notice, request, information or other document to be given under this Settlement Agreement to any of the parties by any other party shall be in writing and delivered personally, or sent by Federal Express or other carrier which guarantees next-day delivery, transmitted by facsimile, transmitted by email if in an Adobe Acrobat PDF file, or sent by registered or certified mail, postage prepaid, at the following addresses. All such notices and communication shall be effective when delivered by hand, or, in the case of registered or certified mail, Federal Express or other carrier, upon receipt, or, in the case of facsimile or email transmission, when transmitted (provided, however, that any notice or communication transmitted by facsimile or email shall be immediately confirmed by a telephone call to the recipient.):
     If to the Class Representatives or Class Counsel, addressed to:
William T. Payne
Stember Feinstein Doyle & Payne, LLC
Pittsburgh North Office
1007 Mt. Royal Boulevard
Pittsburgh, PA 15222
Tel: (412) 492-8797
wpayne@stargate.net
     In each case with copies to:
John Stember
Edward Feinstein
Stember Feinstein Doyle & Payne, LLC
1705 Allegheny Building
429 Forbes Avenue
Pittsburgh, PA 15219
Tel: (412) 338-1445
jstember@stemberfeinstein.com
efeinstein@stemberfeinstein.com

     If to GM, addressed to:
Diana Tremblay
GMNA Vice President of Labor Relations
General Motors Corporation
2000 Centerpoint Parkway
Pontiac, MI 48341
Tel: (248) 753-2243
     in each case with copies to:
Francis S. Jaworski
Office of the General Counsel
General Motors Corporation
Mail Code 482-C25-B21
300 Renaissance Center
P.O. Box 300
Detroit, MI 48265-3000
Tel: (313) 665-4914
francis.s.jaworski@gm.com
     If to UAW, addressed to:
Daniel W. Sherrick
General Counsel
International Union, United Automobile, Aerospace and
Agricultural Implement Workers of America
8000 East Jefferson Avenue
Detroit, MI 48214
Tel: (313) 926-5216
     with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: A. Richard Susko/Richard S. Lincer/David I. Gottlieb
Tel: (212) 225-2000
Each party may substitute a designated recipient upon written notice to the other parties.

     IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by themselves or their duly authorized attorneys.

AGREED:

By:	/s/ Francis S. Jaworski (with consent)	Date: February 21, 2008

Francis S. Jaworski
Office of the General Counsel
General Motors Corporation
Mail Code 482-C25-B21
300 Renaissance Center
P.O. Box 300
Detroit, MI 48265-3000
Tel: (313) 665-4914
francis.s.jaworski@gm.com

COUNSEL FOR DEFENDANT
GENERAL MOTORS CORPORATION

By:	/s/ Daniel W. Sherrick (with consent)	Date: February 21, 2008

Daniel W. Sherrick (P37171)
8000 East Jefferson Avenue
Detroit, MI 48214
Tel: (313) 926-5216

COUNSEL FOR PLAINTIFF
INTERNATIONAL UNION, UNITED AUTOMOBILE,
AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA

By:	/s/ William T. Payne (with consent)	Date: February 21, 2008

William T. Payne
Stember Feinstein Doyle & Payne, LLC
Pittsburgh North Office
1007 Mt. Royal Boulevard
Pittsburgh, PA 15222
Tel: (412) 492-8797
wpayne@stargate.net

COUNSEL FOR PLAINTIFFS
HENRY, LAURIA, BAILEY, GENCO, MARLOW, MILLER, SORIANO, HUBER AND THE CLASS